UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
SOUTHERN IOWA BIOENERGY LLC
(Name of small business issuer in its charter)

Iowa	2860	20-2226223
State or jurisdiction of	Primary Standard Industrial	I.R.S. Employer Identification No.
incorporation or organization	Classification Code Number
115 South Linden Street, Lamoni, Iowa 50140
(641) 784-3510
(Address and telephone number of principal executive offices and principal place of business)
William Higdon, Chairman of the Board
115 South Linden Street
Lamoni, Iowa 50140
(641) 784-3510
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Christopher R. Sackett
Brian M. Green
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus April 12, 2006
The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.
SOUTHERN IOWA BIOENERGY LLC
An Iowa Limited Liability Company
[Effective Date]
The Securities being offered by Southern Iowa BioEnergy LLC are
Limited Liability Company Membership Units

Minimum Offering Amount	$20,000,000	Minimum Number of Units	20,000

Maximum Offering Amount	$30,250,000	Maximum Number of Units	30,250
Offering Price: $1,000 per Unit
Minimum Purchase Requirement: 20 Units ($20,000)
Additional Increments: 1 Unit ($1,000)
We are offering limited liability company membership units in Southern Iowa BioEnergy LLC, an Iowa limited liability company. We intend to use the offering proceeds to develop, construct and operate a 30 million gallon per year biodiesel manufacturing facility in southern Iowa to produce biodiesel for sale. We estimate the total project, including operating capital, will cost between $39,750,000 and $56,305,000, depending upon the amount of equity raised in this offering, and, (based thereon), which stage of construction we are able to fund.
We are offering the units for a purchase price of $1,000 per unit. The minimum purchase requirement is 20 units for a minimum investment of $20,000, with additional increments of one unit. A unit represents a pro rata ownership interest in our capital, profits, losses, and distributions. Our units will not be listed on a national exchange and are subject to restrictions on transfers imposed by our Amended And Restated Operating Agreement and applicable tax and securities laws. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end on the date that the maximum number of units have been sold. We may also decide to end the offering any time after we have sold the minimum number of units and prior to [one year date]. If we decide to abandon the project for any reason, we will terminate the offering.
Investments will be held in escrow at Great Western Bank until the earliest of (1) meeting the requirements necessary to break escrow; (2) [one year and one day from the effective date of this registration statement]; or (3) termination of the offering. The conditions to break escrow are (1) cash proceeds from unit sales deposited in the escrow account equal or exceed the minimum offering amount of $20,000,000, exclusive of interest; (2) we have obtained a written debt financing commitment of at least $18,750,000; (3) we have elected, in writing, to terminate the escrow agreement; and (4) the escrow agent has provided an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied. However, if prior to the termination of the offering, we have sold membership units equal to the minimum offering amount and the Company has advised the purchasers of those membership units to remit to the escrow agent the balance of the purchase price, then the escrow may continue beyond the closing of the offering until all funds have been paid and the conditions for releasing the funds have been satisfied. In no event, however, shall such date be later than three months following the termination of the offering. If we are unable to satisfy the requirements to break escrow and the offering is terminated, you will receive a refund of your funds by the close of the next business day or as soon as possible after the termination of the offering. Even if we successfully close the offering by selling at least the minimum number of units by [one year from the effective date of this registration statement], we may have to return the offering

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proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow. We are selling the units directly to investors on a best efforts basis without using an underwriter.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
These securities are speculative securities and involve a significant degree of risk (see “RISK FACTORS” starting on page 5), and will constitute an investment in an illiquid security since no public or other market for the units now exists or is expected to develop.

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PROSPECTUS SUMMARY
This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus and the financial statements and attached exhibits before you decide whether to invest.
The Company
We are an Iowa limited liability company originally organized by filing Articles of Organization with the Iowa Secretary of State’s Office on January 26, 2005. Our Articles of Organization were amended and restated by filing Amended And Restated Articles of Organization with the Iowa Secretary of State’s Office on April 15, 2005. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 115 South Linden Street, Lamoni, Iowa 50140. Our telephone number is (641) 784-3510.
We are a development-stage company with no prior operating history. The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 30 million gallon per year biodiesel processing plant to be located in southern Iowa. We do not expect to generate any revenue until we begin operating the proposed biodiesel plant.
The Offering
We are offering a minimum of 20,000 units and a maximum of 30,250 units at a purchase price of $1,000 per unit. You must purchase a minimum of 20 units to participate in the offering. You may purchase any number of additional units. Our minimum offering amount is $20,000,000 and our maximum offering amount is $30,250,000. The offering will begin as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year date], the offering will end on the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [one year from the effective date of this registration statement]. In addition, if we abandon the project for any reason prior to [one year from the effective date of this registration statement], we will terminate the offering. After the offering, there will be 32,422 units issued and outstanding if we sell the maximum number of units offered in this offering and 22,172 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes 2,172 units sold to our founding members and seed capital units issued in our previous private placement.
Investments will be held in escrow until the earliest of (1) meeting the requirements necessary to break escrow; (2) [one year and one day from the effective date of this registration statement]; or (3) termination of the offering.
The conditions to break escrow are (1) cash proceeds from unit sales deposited in the escrow account equal or exceed the minimum offering amount of $20,000,000, exclusive of interest; (2) we have obtained a written debt financing commitment of at least $18,750,000; (3) we have elected, in writing, to terminate the escrow agreement; and (4) the escrow agent has provided an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied.
However, if prior to the termination of the offering, we have sold membership units equal to the minimum offering amount and the Company has advised the purchasers of those membership units to remit to the escrow agent the balance of the purchase price, then the escrow may continue beyond the termination of the offering until all funds have been paid and the conditions for releasing the funds have been satisfied. In no event, however, shall such date be later than three months following the termination of the offering.
Even if we successfully close the offering by selling at least the minimum number of units by [one year from the effective date of this registration statement], we may have to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow.

If we are unable to satisfy the requirements to break escrow and the offering is terminated, you will receive a refund of your funds by the close of the next business day or as soon as possible after the termination of the offering.
We plan to register the offering only with the Iowa, Missouri, Kansas, Illinois and Alaska state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Iowa, Missouri, Kansas, Illinois and Alaska. This limitation may result in the offering being unsuccessful. The directors and officers identified on page 4 of this prospectus will be offering the securities on our behalf directly to investors without the use of an underwriter. We will not pay commissions to our directors and officers for these sales.
The Project
If we are able to capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 30 million gallon per year biodiesel plant that we anticipate will be located near Lamoni, Iowa in Decatur County, Iowa. In addition, if we raise sufficient funds in this offering to proceed with Phase III of construction as described under “Our Financing Plan” on page 2 below, we anticipate building a transportation facility near Osceola, Iowa. We expect the biodiesel plant to annually process approximately 230 million pounds, as the market dictates, of soybean oil and/or animal fats and grease to produce approximately 30 million gallons of fuel-grade biodiesel and 3 million gallons of glycerin per year. Biodiesel is frequently used as fuel by transport trucks, marinas, railroad operators and many government vehicles. According to the Department of Energy, the United States consumes approximately 60 billion gallons of diesel fuel annually; however, biodiesel currently fills only 80 million gallons of this market. We also expect the biodiesel plant to annually produce approximately 3 million gallons of glycerin, which is a principal co-product of the biodiesel production process. Glycerin has many applications as an ingredient or processing aid in cosmetics, toiletries, personal care, drugs, and food products. We estimate that it will take 10 to 12 months from closing the offering to complete the construction of the plant and begin operations. We anticipate plant operations beginning in spring 2007.
We have entered into non-binding letters of intent with Renewable Energy Group (“REG”) for construction, which include the initial engineering, design and contract to build the biodiesel plant. REG is a joint venture between West Central Cooperative of Ralston, Iowa, and Todd & Sargent, Inc. of Ames, Iowa. We expect to execute a definitive construction agreement with REG which will set forth in detail the design and construction services to be provided by REG. However, our letter of intent does not establish a fixed contract price for construction of our plant. Based on preliminary discussions with REG, we anticipate that the lump sum price for our manufacturing facility will be approximately $45,205,000 if we proceed with Phase IV of our construction, which includes $30,420,000 for the general process system, $2,990,000 for the refinery system, $3,570,000 for the animal fat system and $7,190,000 for the transportation facility. We anticipate there will be additional costs of approximately $1,035,000 for construction costs. However, this is not a firm estimate and there is no assurance that the final negotiated price for design and construction of the plant will not be materially higher.
Our Financing Plan
We raised $999,665 from our founding members and seed capital investors in a private placement for the purpose of funding our developmental, organizational and offering expenses. We intend to raise a minimum of $20,000,000 and a maximum of $30,250,000 in this offering. Including the $999,665 we raised from our founding members and in the seed capital offering and depending on the level of equity raised in this offering and the amount of any grants we may be awarded, we will need to obtain debt financing, grants and other incentives ranging from approximately $18,750,000 to $25,055,000 in order to fully capitalize the project. We have no contracts or commitments with any bank, lender or financial institution for this debt financing. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any grants awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating expenses of the project.
The construction of our facility has been separated into four Phases. Our ability to complete each Phase will be dependent upon the amount of capital raised in this offering and the amount of debt financing we are able to secure from a lender. If we meet the threshold amounts of equity and debt set forth below to complete each respective Phase of the project, we intend to proceed with that Phase. Our projections and business plan take into account differences in operating the plant depending on which Phase we actually construct. There is no assurance that we will proceed with all or any of the Phases.
Phase I
Phase I is a 30 million gallon per year biodiesel production facility that utilizes only refined soybean oil to produce biodiesel at an estimated total project cost of $39,750,000.
Phase II
Phase II is a 30 million gallon per year biodiesel production facility that produces biodiesel from both refined and crude soybean oil at an estimated total project cost of $44,661,250.
Phase III
Phase III is a 30 million gallon per year biodiesel production facility that produces biodiesel from both refined and crude soybean oil and has a transportation facility in Osceola, Iowa at an estimated total project cost of $50,890,000.
Phase IV
Phase IV is a 30 million gallon per year biodiesel production facility that produces biodiesel from both refined and crude soybean oil and animal fats and has a transportation facility in Osceola, Iowa at an estimated total project cost of $56,305,000.
Even if we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:
•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
Financial Information
We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.
IMPORTANT NOTICES TO INVESTORS
This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.
Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 5 to read about important risks you should consider before purchasing our units. These risks include, but are not limited to, the following:

•	We are a development-stage company and have not yet generated any revenue and do not expect to generate revenue until plant operations begin;

•	Cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves, and operating expenditures;

•	Our project and future plant operations are subject to construction risks, fluctuations in the prices of feedstock, utilities and biodiesel, which are affected by various factors including weather, production levels, supply, demand, changes in technology, and government support and regulations;

•	We are very dependent on REG for the construction, design and technology for our plant and any loss of our relationships with REG may cause us to delay or abandon the project;

•	Conflicts of interest exist and may arise in the future between us, our members, our directors and the companies upon which we will depend;

•	The units are subject to a number of transfer restrictions, and no public market exists for our units and none is expected to develop;

•	Members’ voting rights are limited because we are managed by a board of directors and officers; and

•	We may have to close the offering prior to [one year from effective date of this registration statement] if we have not sold the minimum offering amount of $20,000,000 or we have not received a written debt financing commitment for at least $18,750,000, which will be necessary to capitalize the project.
No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.
These securities have not been requested under the securities laws of any state other than the states of Iowa, Missouri, Kansas, Illinois and Alaska and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states. The board of directors may, in its sole discretion, register in other states.
In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our Amended And Restated Operating Agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions should contact us at (641) 784-3510, or at our business address: Southern Iowa BioEnergy LLC, 115 South Linden Street, Lamoni, Iowa 50140. Also, you may contact any of the following directors directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
William Higdon	Chairman, President and Director	515-360-0369
Leon Kessel	Vice Chairman and Director	309-314-0299
Alan Elefson	Treasurer and Director	641-784-7355
Randy Layton	Secretary and Director	641-442-5393
J.R. Cornett	Director	641-414-3391
Jack Cooley	Director	641-414-3408
William Morain	Director	641-442-5195
J. Scott Sunderman	Director	712-826-2562

RISK FACTORS
The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering
Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.
We may not be able to sell the minimum amount of units required to close on this offering. We must sell at least $20,000,000 worth of units to close the offering. If we do not sell units with a purchase price of at least $20,000,000 by [one year from the effective date of this registration statement], we cannot close the offering and must return investors’ money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor’s investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [one year from effective date of this prospectus].
We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.
We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Iowa, Kansas, Missouri, Illinois and Alaska. We plan to advertise in local media and by mailing information to area residents. We also plan to hold informational meetings throughout Iowa, Missouri, Kansas, Illinois and Alaska. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. See “Business Experience of Directors and Officers” for a summary of our directors and officers business activities. We anticipate that our executive officers will dedicate approximately 15 hours per week to our project. We anticipate that our directors will dedicate between four hours and 20 hours per week to our project depending upon which committees they serve. These individuals have no broker-dealer experience and our directors have no experience with public offerings of securities. There can be no assurance that our directors will be successful in securing investors for the offering.
Proceeds of this offering are subject to promissory notes due after the offering is closed.
As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by [one year date], we will be able to close the offering. However, we will not be able to release funds from escrow until the notes are paid off and the cash proceeds in escrow equal or exceed $20,000,000 and we have received a written debt financing commitment of at least $18,750,000. The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. In order to become a member in Southern Iowa BioEnergy LLC, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and execute a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 30 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $20,000,000. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on his/her/its promissory note obligation. Nonetheless, the success of the offering depends on the payment of these amounts.

Investors will not be allowed to withdraw their investments, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by Southern Iowa BioEnergy LLC. We do not anticipate making a rescission offer. This means that from the date of your investment through [the ending date of this offering], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of Southern Iowa BioEnergy LLC, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from Southern Iowa BioEnergy LLC and receive a cash payment from us.
Risks Related to Our Financing Plan
Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our biodiesel plant, which would result in the failure of the project and Southern Iowa BioEnergy LLC.
We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment that we deem sufficient to construct and operate the biodiesel plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees. Including the $999,665 we raised from our founding members and in our seed capital offering, and depending on the level of equity raised in this offering, we expect to require at least $18,750,000 in senior or subordinated long-term debt from one or more commercial banks or other lenders, incentives and government grants. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown.
If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.
Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:
•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.
In the event that we are unable to pay our debt service obligations, our creditors could force us, among other things, to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.

If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
If we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.
If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.
Risks Related to Southern Iowa BioEnergy LLC as a Development-Stage Company
We have no experience in the biodiesel industry, which increases the risk of our inability to build and operate the biodiesel plant.
We are a development stage company with no revenues. We do not currently own or operate any biodiesel facilities. We have no experience in constructing or operating a biodiesel plant. We are presently, and will likely continue to be for some time, dependent upon our initial directors. These individuals have no experience in raising capital from the public, in organizing and building a biodiesel plant, or in governing and operating a public company. Our directors have no expertise in the biodiesel industry. In addition, certain directors are presently engaged in businesses and other activities that impose substantial demands on the time and attention of such directors. We anticipate that we will hire a manager for the plant with experience in the biodiesel industry and in operating a production plant similar to the proposed plant. However, there is no assurance that we will be successful in attracting or retaining such an individual because of the competitive market as new plants are constructed and the limited number of individuals with expertise in the area. In addition, we may have difficulty in attracting other competent personnel to relocate to Iowa in the event that such personnel are not available locally. Our failure to attract and retain such individuals could limit or eliminate any profit that we might make and could result in our failure. If Southern Iowa BioEnergy, LLC fails, you could lose all or a substantial part of your investment in us. Accordingly, you should not purchase units unless you are willing to entrust all aspects of our management to our board of directors.
We will be dependent on REG and its partners, West Central Cooperative and Todd & Sargent, Inc. for expertise in the commencement of operations in the biodiesel industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
We have entered into non-binding letters of intent with Renewable Energy Group (REG) for the first two stages of construction, and we expect to enter into a definitive construction agreement with REG to design, engineer and build the plant. REG is a joint venture between West Central Cooperative of Ralston, Iowa and Todd & Sargent, Inc. of Ames, Iowa. West Central Cooperative is a farmer-owned cooperative that specializes in soy processing operations, including the manufacture and sale of biodiesel and procurement of feedstock. In addition, we expect to contract with West Central Cooperative for management, feedstock procurement and marketing services for our plant. Todd & Sargent, Inc. is an engineering and construction firm specializing in ag-processing. Any loss of these relationships with REG or its affiliates, particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays.

In addition, REG’s involvement in other projects could delay the commencement and start-up operations of our project. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and may significantly damage our competitive position in the biodiesel industry such that you could lose some or all of your investment.
If we fail to finalize critical agreements, such as the construction agreement with REG or the management agreement with West Central Cooperative, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
You should be aware that this prospectus refers to documents and agreements that are not yet final or executed and to plans that have not been implemented, such as a final construction contract with REG or a management contract with West Central Cooperative. In some instances, such documents and agreements are not even in draft form. The definitive versions of those agreements, documents, plans and proposals may contain terms or conditions that vary significantly from the terms and conditions described. The agreements, documents, plans and proposals not in final form may not materialize or, if they do materialize, may not prove to be profitable.
Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
We expect our business to solely consist of the production and sales of biodiesel and its co-products. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of biodiesel and its co-products since we do not expect to have any other lines of business or alternative revenue sources.
We have a history of losses and may not ever operate profitably.
For the period of January 26, 2005 (inception) through October 31, 2005, we incurred an accumulated net loss of $198,225. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate a biodiesel plant. Even if we successfully meet all of these objectives and begin operations at the biodiesel plant, there is no assurance that we will be able to operate profitably.
Your investment may decline in value due to decisions made by our initial board of directors, and until the plant is built, your only recourse to replace these directors will be through amendment to our Amended And Restated Operating Agreement.
Our Amended And Restated Operating Agreement provides that the initial board of directors will serve until the first annual or special meeting of the members following commencement of substantial operations of our biodiesel plant. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our Amended And Restated Operating Agreement which could be difficult to accomplish. In addition, because our Amended And Restated Operating Agreement provides that our board of directors will serve staggered terms, our members will not be able to replace the entire board at one time. As such, your ability to change the board of directors will be difficult.
Risks Related to Construction of the Biodiesel Plant
We will depend on key suppliers, whose failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.
We do not currently own or operate any biodiesel facilities. We have no experience in constructing a biodiesel plant. We will be highly dependent upon REG to design and build the plant, but we have no definitive binding agreement. We have entered into non-binding letters of intent with REG for various design and construction services. REG has indicated its intention to deliver to us a proposed construction agreement, in which it will serve as our general contractor and provide design and engineering services. However, we cannot provide assurance that we will execute such an agreement. If we do not execute a definitive, binding design-build contract with REG, or if REG terminates its relationship with us after it initiates construction, there is no assurance that we will be able to obtain a replacement general contractor. Any such event may force us to abandon our business.
We expect that we will also be highly dependent upon REG’s experience and ability to train personnel in operating the plant. If the completed plant does not operate to the level anticipated by us in our business plan, we will rely on REG to adequately address such deficiency. There is no assurance that REG will be able to address such deficiency in an acceptable manner. Failure to do so could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units.
We will be highly dependent upon West Central Cooperative to manage our plant, procure our inputs and market our products. If West Central Cooperative does not perform its obligations as agreed, we may be unable to specifically enforce our agreement. Our reliance on West Central Cooperative may place us at a competitive disadvantage.
We may need to increase cost estimates for construction of the biodiesel plant, and such increases could result in devaluation of our units if the biodiesel plant construction requires additional capital.
We have entered into non-binding letters of intent with REG for the first two stages of construction, which include the initial engineering, design and contract to build the biodiesel plant. We expect to execute a definitive construction agreement with REG which will set forth in detail the design and construction services to be provided by REG. However, our letters of intent do not establish a fixed contract price for construction of our plant. Based on preliminary discussions with REG, we have determined our capital needs for construction of the plant will likely be between $30,970,000 and $45,205,000 with additional start-up and development costs of between $8,780,000 and $11,100,000 for a total project completion cost of between $39,750,000 and $56,305,000, depending upon which Phase of construction (I through IV) we complete. It is possible that after we meet the requirements to break escrow that the cost of construction could increase significantly making us unable to complete the project. If this occurs you could lose your entire investment. However, our letters of intent do not establish a fixed contract price; rather, the estimated cost of the plant is based on our preliminary discussions with REG. Therefore, there is no assurance that the final cost of the plant will not be materially higher than anticipated. There may be design changes or cost overruns associated with the construction of the plant. Shortages of steel or other materials necessary to construction could affect the final completion date of the project. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue may not be sufficient to support the increased cost and expense attributable to increased construction costs.
We expect that our production facility will not be located on an operational railroad which may result in higher transportation costs which could reduce our ability to operate profitably.
We anticipate that our production facility and our transportation facility (if built) will be located on separate sites, which may be a significant distance apart. If we do not raise sufficient funds in this offering, we do not expect to build a transportation facility. We expect our transportation facility, if built, will be located on an operational railroad. However, we do not expect our production facility to be located on an operational railroad. As such, we may have higher transportation costs for the transportation of our biodiesel than our competitors. Higher transportation costs may reduce our revenues and our ability to operate profitably, which could reduce the value of your investment.
A third party may claim ownership of the technology used in our biodiesel plant. Failure of the technology could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units.
We will be highly dependant upon the technology supplied by REG for our biodiesel plant. Failure of the technology could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units. An assertion by a third party as to the rights to the technology could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units.

Changes in production technology could require us to commit resources to updating the biodiesel plant or could otherwise hinder our ability to compete in the biodiesel industry or to operate at a profit.
Advances and changes in the technology of biodiesel production are expected to occur. Such advances and changes may make our biodiesel production technology less desirable or obsolete. The plant is a single-purpose entity and has no use other than the production of biodiesel and associated products. Much of the cost of the plant is attributable to the cost of production technology, which may be impractical or impossible to update. The value of your investment could decline if changes in technology cause us to operate the plant at less than full capacity for an extended period of time or cause us to abandon our business.
Any delay or unanticipated cost in providing rail infrastructure to serve the transportation facility could significantly impact our ability to operate the plant and reduce the value of your investment.
We do not anticipate our production plant site having direct access to rail service. However, if we raise sufficient funds in this offering, we do anticipate rail service to be available at our proposed transportation facility in Osceola, Iowa. However, a rail spur may need to be built in order to access rail service from the proposed transportation facility. We have not negotiated for the construction of rail sidings, rail ladder tracks or other rail construction. Not constructing our transportation facility, increased costs for rail access or a delay in obtaining rail access could significantly impact our ability to operate the plant since we expect to ship some of our biodiesel by rail from the transportation facility. If we do not construct the separate transportation facility, or if construction costs more than anticipated, we will have to truck more or all of our biodiesel. As a result, the value of your investment could decline.
The plant site or transportation facility may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant or transportation facility construction and delay our ability to generate revenue.
We have acquired an option for a potential site for the plant located near Lamoni, Iowa in Decatur County and have purchased two parcels near Osceola, Iowa in Clarke County for our transportation facility. Given the historical agricultural use of the properties we have no reason to believe that there is a material risk of environmental problems. However, there can be no assurance that we will not encounter hazardous conditions at the sites or any alternative sites that may delay the construction of the plant. We do not anticipate REG will be responsible for any hazardous conditions encountered at the sites. Upon encountering a hazardous condition, REG may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the plant or the transportation facility and may require significant expenditure of our resources to correct the condition. In addition, REG will likely be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.
Risks Related to Biodiesel Production
Our ability to operate at a profit is largely dependent on market prices for biodiesel, and the value of your investment in us may be directly affected by these market prices.
Our results of operations and financial condition will be significantly affected by the selling price for biodiesel and the co-products from biodiesel production. Price and supply are subject to and determined by market forces over which we have no control. Our revenues will be heavily dependent on the market prices for biodiesel. The National Biodiesel Board has estimated that the current biodiesel production capacity is about 180 million gallons per year. However, many plants do not currently operate at full capacity. In 2005, approximately 75 million gallons of biodiesel were produced. Therefore, our biodiesel plant alone could produce approximately 40% of the 2005 domestic supply. In March 2006, the National Biodiesel estimated there were 53 active plants producing an estimated 100 million gallons annually, with another 40 plants and 4 expansions in construction and 23 plants in various stages of planning and development. Biodiesel plants are operating or have been proposed in at least 39 states. Currently, there are four operating biodiesel plants in Iowa. At least nine other companies have proposed plants in Iowa, including plans by Western Iowa Energy, LLC for a 30 million gallon plant near Wall Lake, Iowa and Central Iowa Energy, LLC for a 30 million gallon plant near Newton, Iowa. In addition, investors should understand that we face a competitive challenge from larger biodiesel plants and from biodiesel plants owned and operated by the companies that supply our inputs. Cargill, Inc., a large supplier of soybean oil, is constructing a a 37.5 million gallon plant in Iowa Falls, which is scheduled to begin production in April of 2006. Another large corporation and supplier of soybean oil, Archer Daniels Midland Co. plans to construct a 50 million gallon plant in North Dakota. These plants will be capable of producing significantly greater quantities of biodiesel than the amount we will produce. Furthermore, these plants may not face the same competition we do for inputs as the companies that own them are suppliers of the inputs. In light of such competition, there is no assurance that we will be able to compete effectively in the industry. We may generate less income as a result, which would decrease the value of your units.
Increased biodiesel production will likely also lead to increased supplies of co-products from the production of biodiesel, such as glycerin. Glycerin prices in Europe have already declined over the last several years due to increased biodiesel production and saturation of the glycerin market. Those increased supplies could outpace demand in the United States as well, which would lead to lower prices for our co-products. There can be no assurance as to the price of biodiesel or any of its co-products in the future. Any downward changes in the price of biodiesel or its co-products may result in less income, which would decrease our revenues and result in the loss of some or all of your investment.
Competition from other sources of fuel may adversely affect our ability to market our biodiesel.
Although the price of diesel fuel has increased over the last several years and continues to rise, diesel fuel prices per gallon remain at levels below or equal to the price of biodiesel. In addition, other more cost-efficient domestic alternative fuels may be developed and displace biodiesel as an environmentally-friendly alternative. If diesel prices do not continue to increase or a new fuel is developed to compete with biodiesel, it may be difficult to market our biodiesel, which could result in the loss of some or all of your investment.
Our business is sensitive to feedstock prices which could increase our production costs and decrease our revenues.
Changes in the price of feedstock can significantly affect our business. We anticipate the cost of feedstock will represent approximately 70-90% of our cost of production. In the past, the price of soybean oil has been volatile, fluctuating between sixteen cents and thirty-five cents per pound over the last three years. Increased biodiesel production may also lead to an increase in the price of feedstock. Rising feedstock prices may produce lower profit margins. Soybean prices may also be affected by other market sectors because soybeans are comprised of 80% meal used for feed and only 20% oil. Because there is little or no correlation between the price of feedstock and the price of biodiesel, we cannot pass along increased feedstock prices to our biodiesel customers. As a result, increased feedstock prices may result in decreased profits.
We may engage in hedging transactions which involve risks that can harm our business.
Once the plant is operational, we will be exposed to market risk from changes in commodity prices. Exposure to commodity price risk results from our dependence on soybean oil in the biodiesel production process. We may seek to minimize the risks from fluctuations in the price of soybean oil through the use of hedging instruments. Hedging means protecting the price at which we buy feedstock and the price at which we will sell our products in the future. The effectiveness of our hedging strategies is dependent upon the hedging vehicle we employ and its correlation to the cost of soybean oil and the ability to sell sufficient amounts of our products to use all of the soybean oil for which we have futures contracts. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation which may leave us vulnerable to high soybean oil prices. Alternatively, we may choose not to engage in hedging transactions. As a result, our results of operations and financial conditions may also be adversely affected during periods in which soybean oil prices increase.
Hedging activities themselves can result in costs because price movements in soybean oil contracts are highly volatile and are influenced by many factors that are beyond our control. There are several variables that could affect the extent to which our derivative instruments are impacted by price fluctuations in the cost of soybean oil. However, it is likely that commodity cash prices will have the greatest impact on the derivatives instruments with delivery dates nearest the current cash price. We may incur such costs and they may be significant.

Asian soybean rust and other plant diseases could increase the cost and availability of feedstock thereby reducing our revenues.
Our feedstock supply is highly dependant upon the availability and price of soybeans. Asian soybean rust is a plant fungus that attacks certain plants including soybean plants. Asian soybean rust is abundant in certain areas of South America, and its presence in the United States was recently confirmed. Left untreated, it can reduce soybean harvests by as much as 80%. Although it can be killed with chemicals, the treatment increases production costs for farmers by approximately 20%. Increases in production costs and reduced soybean supplies could cause the price of soybeans to rise and increase the cost of soybean oil as a feedstock to our plant. An increase in the cost of our feedstock supply would increase the cost of producing our biodiesel and could decrease our profits from operations.
Our reliance upon third parties for feedstock supply may hinder our ability to profitably produce our biodiesel.
In addition to being dependent upon the availability and price of feedstock supply, we will be dependent on relationships with third parties, including feedstock suppliers. We do not anticipate building a soy crushing facility to supply our own raw soy oil or feedstock. Therefore, we must be successful in establishing feedstock agreements with third parties. To date, we have no binding commitments from anyone to supply our feedstock. We anticipate entering into a feedstock procurement agreement with West Central Cooperative. Although West Central Cooperative produces its own raw soy oil, it consumes this raw soy oil in its own biodiesel manufacturing facility. West Central Cooperative anticipates acquiring our feedstock from third parties. Assuming that we can establish feedstock relationships, our suppliers may terminate those relationships, sell to other buyers, or enter into the biodiesel manufacturing business in competition with us. Our suppliers may not perform their obligations as agreed, and we may be unable to specifically enforce our agreements. Competition for raw soy oil, animal fats and other feedstock may make us unprofitable and result in the complete loss of your investment. If we are unable to obtain adequate quantities of feedstock at economical prices, you may lose your entire investment in us.
We will be dependent on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
We do not intend to have a sales force of our own to market our biodiesel and glycerin. As such, we expect to contract with a third party to market our biodiesel and glycerin. We anticipate entering into an agreement with West Central Cooperative to market our biodiesel and our glycerin, but we have no definitive agreement at this time. As a result, we will be dependent on whomever we contract with to market our biodiesel and glycerin. There is no assurance that we will be able to enter into contracts with West Central Cooperative or any other biodiesel or glycerin broker on acceptable terms. If the biodiesel or glycerin broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the biodiesel we produce, we will not have any readily available means to sell our biodiesel. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our biodiesel and glycerin products may result in less income from sales, reducing our revenue, which could lower the value of your investment.
Cold weather may cause biodiesel to gel, which could have an adverse impact on our ability to successfully market our biodiesel.
The pour point for a fuel is the temperature at which the flow of the fuel stops. A lower pour point means the fuel is more flowable in cold weather. According to industry sources such as the National Biodiesel Board and Iowa State University, the pour point of 100% soy-based biodiesel is approximately 25ºF to 30ºF. The pour point for tallow-based biodiesel is approximately 61ºF. The pour point for #2 diesel fuel is approximately -30ºF. When diesel is mixed with soy-based biodiesel to make a 2% biodiesel blend, the pour point is -25ºF. Therefore, we believe we will need to blend soy-based biodiesel and animal fat-based biodiesel with petroleum diesel in order to provide a biodiesel product that will have an acceptable pour point in cold weather.

Generally, biodiesel that is used in blends of 2% to 20% will provide an acceptable pour point for colder markets. In colder temperatures, lower blends are recommended to avoid fuel system plugging. This may cause the demand for our biodiesel in colder markets to diminish during the colder months.
The tendency of biodiesel to gel in colder weather may also result in long-term storage problems. At low temperatures, fuel may need to be stored in a heated building or heated storage tanks. This may result in a decrease of demand of our product in colder climates due to increased storage costs.
Automobile manufacturers and other industry groups have expressed reservations regarding the use of biodiesel, which could impact our ability to market our biodiesel.
Because it is a relatively new product, the research of biodiesel use in automobiles and its effect on the environment is ongoing. Some industry groups and standards, including the World Wide Fuel Charter, have recommended that blends of no more than 5% biodiesel be used for automobile fuel due to concerns about fuel quality, engine performance problems and possible detrimental effects of biodiesel on rubber components and other parts of the engine. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by others may impact our ability to market our product.
In addition, studies have shown that nitrogen oxide emissions from pure biodiesel increase by 10%. Nitrogen oxide is the chief contributor to ozone depletion or smog. New engine technology is available and is being implemented to eliminate this problem. However, these emissions may decrease the appeal of our product to environmental groups and agencies who have been historic supporters of the biodiesel industry.
Competition from other diesel fuel lubricity additives for ultra low sulfur diesel may be a less expensive alternative to our biodiesel, which would cause us to lose market share and reduce the value of your investment.
The Environmental Protection Agency (EPA) has issued regulations to reduce the amount of sulfur in diesel fuel in order to improve air quality. These regulations affect all diesel fuel that will be made available for retail sale beginning in October 2006. The removal of sulfur from diesel fuel also reduces its lubricity which must be corrected with fuel additives, such as biodiesel, which has inherent lubricating properties. Our biodiesel plant is expected to compete with producers of other diesel additives made from raw materials other than soybeans but having similar lubricity values as biodiesel, such as petroleum-based lubricity additives. Many major oil companies produce these petroleum-based lubricity additives and strongly favor their use because they may be used in lower concentrations than biodiesel. In addition, much of the infrastructure in place is for petroleum-based additives. As a result, petroleum-based additives may be more cost-effective than biodiesel. Therefore, it may be difficult to market our biodiesel as a lubricity additive, which could result in the loss of some or all of your investment.
We face substantially different risks in the biodiesel industry than do ethanol manufacturers, and you should not base your decision to invest in us upon any views based on any perceived successes of the ethanol industry.
The ethanol industry enjoys over 3 billion gallons of annual domestic demand and a vast existing production, marketing, and transportation network servicing a substantial demand. Conversely, in 2005, the biodiesel industry supplied only approximately 75 million gallons of fuel for domestic consumption. Our biodiesel plant would equate approximately 40% of the 2005 domestic supply. The entire diesel fuel market constitutes only about one-third of the gasoline market as a whole. Fifty-six percent of the diesel market is the trucking industry. Furthermore, diesel vehicles make up about only 4% of all passenger vehicle sales. Acceptance of biodiesel by consumers has been slow, and the biodiesel industry has faced opposition from the trucking industry and others in regard to legislative mandates for its use. In addition, the present marketing and transportation network must expand significantly before our biodiesel plant begins production. For example, unlike ethanol, biodiesel is often not readily available at pumps in gasoline stations. Therefore, we may be unable to market our biodiesel profitably.

In addition, we face a substantially different market than do ethanol producers for the supply of raw material. Manufacturers of ethanol often purchase raw grains directly from producers, which presents an almost unlimited supply from thousands of corn growers. We intend to purchase only raw or partially refined oils and fats from a very limited number of suppliers. Accordingly, we may be unable to obtain the necessary supply of raw materials and may be unable to operate at profitable levels.
The ethanol industry has historically enjoyed substantially more governmental support than the biodiesel industry on both the federal and state levels. Although the Energy Policy Act of 2005 enacted or extended certain tax credits for the biodiesel industry, such incentives had been previously available to the ethanol industry. In addition, various states offer other production subsidies for ethanol. Subsidies for ethanol make its production more profitable. These and other differences between the ethanol industry and our industry make risk and investment comparisons between the two industries unreliable. You should base your decision to invest in us upon the factors affecting us and not upon the ethanol industry’s experiences.
Risks Related to Regulation and Governmental Action
Loss of favorable tax benefits for biodiesel production could hinder our ability to operate at a profit and reduce the value of your investment in us.
Although the biodiesel industry has grown with few state or federal incentives, the incentives that do exist could be repealed at any time. On October 22, 2004, President Bush signed into law the American Jobs Creation Act of 2004, which created biodiesel tax credits. The biodiesel mixture credit and the biodiesel fuels credit were extended by the Energy Policy Act of 2005, they are now set to expire on December 31, 2008. These tax incentives for the biodiesel industry may not continue, or, if they continue, the incentives may not be at the same level. The elimination or reduction of tax incentives to the biodiesel industry could reduce the market for biodiesel, which could reduce prices and revenues by making it more costly or difficult to produce and sell biodiesel. This could result in the failure of our business and the potential loss of some or all of your investment.
A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.
We may be subject to extensive air, water and other environmental regulations and may need to obtain a number of environmental permits to construct and operate the plant. In addition, biodiesel producers are required to satisfy the fuel quality standards of the Environmental Protection Agency. We have not applied for any of these permits, but we anticipate we will do so before beginning construction. We do not anticipate a problem receiving all required environmental permits. However, if for any reason we are unable to obtain any of these permits, construction costs for the plant may increase or we may not be able to construct the plant at all. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the proper time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and result in the loss of some or all of your investment.
Although our engineer’s preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants, and therefore not subject to Title V or Maximum Achievable Control Technology (MACT) Standards. If we are required to obtain and maintain a Title V permit, we must find a skilled engineer to work for us to ensure our compliance with Title V and will incur additional engineering expenses. If we are unable to find a skilled engineer to employ, we will be required to hire an engineering firm to ensure our compliance with Title V at a greater expense.
Risks Related to the Units
There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria.

We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices, and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
There is currently no established public trading market for our units, and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.
Investors in this offering will experience immediate and substantial dilution as a result of this offering.
Our founding members and seed capital investors paid substantially less per unit for our membership units than the current public offering price. In addition, our founding members paid less per unit than our seed capital investors and the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (20,000) at the public offering price of $1,000 per unit, you will incur immediate dilution of $80.80 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (30,250) at the public offering price of $1,000 per unit, you will incur immediate dilution of $55.26 in the net tangible book value per unit if you purchase units in this offering.
We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.
The units are subject to substantial transfer restrictions pursuant to our Amended And Restated Operating Agreement and tax and securities laws. Our Amended And Restated Operating Agreement provides that units may not be transferred prior to the date on which substantial operations of our facilities commence, except by operation of law or certain estate planning transfers without consideration. Following the date upon which substantial operations of our facilities commence, units may only be transferred if the transfer has been approved by our directors or the transfer is made to any other member or to any affiliate or related party of another member or the transferring member. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investments in us for an indefinite period of time.
There is no assurance that an investor will receive cash distributions which means an investor receiving little or no return on his or her investment.
Distributions are payable at the sole discretion of our board of directors, subject to the provisions of the Iowa Limited Liability Company Act, our Amended And Restated Operating Agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.
Risks Related to Tax Issues
EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
We are an Iowa limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our unit holders.
The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment.
If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.
Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.
An IRS audit could result in adjustments to the Company’s allocations of income, gain, loss and deduction causing additional tax liability to our members.
The IRS may audit the income tax returns of the Company and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging the Company’s allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.
If 5% or more of our units are held by pass through entities such as limited liability companies or partnerships we may need to change our fiscal year.
The IRS requires companies in which 5% or more of their ownership is held by pass through entities, such as limited liability companies or partnerships, to have a calendar fiscal year. We do not currently have a calendar fiscal year. Therefore, if we meet the 5% threshold, we may have to change our fiscal year.

Risks Related to Conflicts of Interest
Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
Our directors and officers have other management responsibilities and business interests apart from our project. Therefore, our directors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of our units because of their ability to substantially influence our business and management.
We may have conflicts of interest with REG or West Central Cooperative, which may cause difficulty in enforcing claims against REG or West Central Cooperative.
We expect that one or more employees or associates of REG or West Central Cooperative will advise our directors in the construction, management and operations of our facility. We anticipate REG or West Central Cooperative to continue to be involved in substantially all material aspects of our formation and operations. It is possible that West Central Cooperative, a member of REG, may purchase units in this offering. There is no assurance that our arrangements with such parties are as favorable to us as could have been if obtained from unaffiliated third parties. In addition, because of the extensive roles that REG and West Central Cooperative will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against REG or West Central Cooperative. Such conflicts of interest may reduce our profitability and the value of our units and could result in reduced distributions to investors.
REG and West Central Cooperative or their affiliates may also have conflicts of interest because employees or agents of REG and West Central Cooperative or their affiliates are involved as owners, creditors and in other capacities with other biodiesel plants in the United States. We cannot require REG or West Central Cooperative to devote their full time or attention to our activities. West Central or REG may put their own interests or competitors’ interests ahead of ours. As a result, REG and West Central Cooperative may have conflicts of interest in allocating personnel, materials and other resources to our biodiesel plant.
The board of directors will not have independent directors as defined by the North American Securities Administrators Association (NASAA). The NASAA definition of independent director provides that any director who has helped promote, develop or found a company such as ours is not independent. Accordingly, independent directors have not and will not approve the contracts with REG and West Central Cooperative, since there are none at this time. The directors have an adverse interest to that of REG and West Central Cooperative, because of the directors’ investment interest in the plant. Therefore, because the directors’ investment interest is directly adverse to the interest of REG and West Central Cooperative, the adverse interest constitutes sufficient protection to justify the lack of independence.
FORWARD LOOKING STATEMENTS
Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:
•	the availability and adequacy of our cash flow to meet our requirements, including repayment of loans;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the biodiesel, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the biodiesel industry;

•	the loss of any license or permit;

•	the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.
You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.
DETERMINATION OF OFFERING PRICE
There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios generally deemed acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of sales to our founding members and our recent private placement offering price in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
DILUTION
As of January 31, 2006, we had 518 outstanding units, which were sold to our founding members for $333 per unit and 1,654 outstanding units, which were sold to our seed capital investors for $500 per unit. The units, as of January 31, 2006, had a net tangible book value of $635,126 or $292.42 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. The offering price of $1,000 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize an immediate increase of at least $626.78 per unit in the pro forma net tangible book value of their units if the minimum number of units is sold at a price of $1,000 per unit after offering expenses, and an increase of at least $652.32 per unit if the maximum number of units is sold at a price of $1,000 per unit, after offering expenses. Purchasers of units in this offering will realize an immediate decrease of at least $80.80 per unit in the net tangible book value of their units if the minimum number of units is sold at a price of $1,000 per unit, after offering expenses, and a decrease of at least $55.26 per unit, after offering expenses, if the maximum number of units is sold at a price of $1,000 per unit.
An investor purchasing units in this offering will receive units diluted by the prior purchase of units by our founding members and purchasers during our seed capital offering. We have sold units to our founding members and seed capital investors at prices substantially below the price at which we are currently selling units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.

The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after January 31, 2006 or offering expenses related to this offering.

		Minimum	Maximum
•	Pro forma net tangible book value per unit at January 31, 2006	$292.42	$292.42
•	Increase in pro forma net tangible book value per unit attributable to the sale of 20,000 (minimum) and 30,250 (maximum) units at $1,000 per unit(1)	$626.78	$652.32
•	Proforma net tangible book value per unit at January 31, 2006, as adjusted for the sale of units	$919.20	$944.74
•	Dilution per unit to new investors in this offering	$80.80	$55.26

(1)	The minimum and maximum number of units is circumscribed by the minimum offering amount of $20,000,000 and maximum offering amount of $30,250,000 and after offering expenses are subtracted from the proceeds.
We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price it could lower the value of an existing investor’s units.
CAPITALIZATION
We have issued a total of 518 units to our founding members at a price of $333 per unit and 1,654 units to our seed capital investors at a price of $500 per unit, for total unit proceeds of $999,665. If the minimum offering of $20,000,000 is attained, we will have raised total membership proceeds of $20,999,665 at the end of this offering, prior to offering expenses. If the maximum offering of $30,250,000 is attained, we will have raised total membership proceeds of $31,249,665 at the end of this offering, prior to offering expenses.
Capitalization Table
The following table sets forth our capitalization at January 31, 2006 and our expected capitalization following this offering:

			Pro Forma (1)
	Actual	Phase 1	Phase II	Phase III	Phase IV
Long-term Debt(2)	$50,000	18,750,000	22,330,625	25,445,000	25,055,000
Unit holders’ equity:
Equity Contributions (3)	956,164	20,656,164	21,986,789	25,101,164	30,906,164
Accumulated deficit	(275,737)	(275,737)	(275,737)	(275,737)	(275,737)
Total Unit holder’s equity (deficit)	680,427	20,380,427	21,711,052	24,825,427	30,630,427

Total Capitalization	$730,427	39,130,427	44,041,677	50,270,427	55,685,427

(1)	As adjusted to reflect the anticipated amount of long-term debt and receipt of gross proceeds from this offering prior to deducting offering expenses. The numbers shown projected for each Phase are estimates based upon our budget.

(2)	Our estimated long-term debt requirements are based upon our project consultants’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for similar biodiesel plants. Our estimated long-term debt will be reduced by any grants and other incentives we receive.

(3)	Phase I through IV equity contributions are net contributions reduced by the $300,000 in anticipated offering expenses and $43,501 of seed capital offering expenses.

Our seed capital private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.
With respect to the exemption from registration of issuance of securities claimed under Rule 504 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser’s own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser agreed that a legend would be placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.
DISTRIBUTION POLICY
We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed biodiesel plant is operational, which is expected to occur approximately ten to twelve months after we close the offering. After operation of the proposed biodiesel plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute “net cash flow” to our unit holders in proportion to the units that each unit holder holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of directors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.
SELECTED FINANCIAL DATA
The following table summarizes important financial information from our October 31, 2005 audited financial statements and January 31, 2006 unaudited financial statments. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

	From Inception	From Inception
	(January 26, 2005)	(January 26, 2005)
	to	through January
	October 31, 2005	31, 2006
	(Audited)	(Unaudited)
Statement of Operations Data:
Revenue	$—	$—
Operating expenses:
Other Income (Expense)	232,459	314,774
Grant Income	30,000	30,000
Interest Income	4,234	9,037

Total Other Income	34,234	39,037

Net Loss	$(198,225)	(275,737)

	October 31, 2005	January 31, 2006
	(Audited)	(Unaudited)
Balance Sheet Data:
Assets:
Cash	$618,078	$521,741
Property, Plant and Equipment
Land	190,000	190,000
Furniture and Fixtures	2,049	2,049
Accumulated Depreciation	(306)	(459)

Total Property, Plant and Equipment	191,743	191,590

Other Assets
Deferred offering costs	16,396	45,301
Land Option	—	15,000
Total Assets	$826,217	$773,632

Liabilities and members’ equity:
Total liabilities	$68,278	$93,205
Total members’ equity	$757,939	680,427

Total liabilities and members’ equity	$826,217	$773,632

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
We were formed as an Iowa limited liability company on January 26, 2005, for the purpose of constructing and operating a plant to produce biodiesel and its co-products near Lamoni, Iowa in southern Iowa. We do not expect to generate any revenue until the plant is completely constructed and operational. We have entered into a lease agreement with Robert D. and Greta M. Pierce for a temporary office location at 115 South Linden Street, Lamoni, Iowa 50140. Under the terms of the lease, we pay Robert D. and Greta M. Pierce $300 per month. The lease commenced on September 15, 2005 and terminates on August 15, 2006.
We have identified a potential site for the plant near Lamoni, Iowa and have entered into a real estate option agreement with Graceland University for the purchase of this site. We paid Graceland University $15,000 for the option. The site selected is approximately 80 acres on the north side of U.S. Highway 69 and approximately 1/2 mile west of Exit 4 on Interstate 35. The land has been devoted to agriculture and is currently in the Conservation Reserve Program. A Phase 1 Environmental Site Assessment by Terracon Consulting Engineers and Scientists did not identify any recognized environmental conditions (RECs), which, in their opinion would require additional assessment at this time. If we exercise the option, we will pay Graceland $198,500 for the site, with $25,000 payable upon the exercise of the option and the remaining balance due at closing. The term of the option expires on December 31, 2007.
Because our production facility is not expected to be located on a railway, we may have a separate site for our production facility and our transportation facility. If we do not build a transportation facility, we anticipate trucking most or all of our biodiesel to our customers. If we build a transportation facility, we anticipate trucking our product from the production site in Lamoni, Iowa to our transportation facility we anticipate constructing near Osceola in Clarke County, Iowa. We anticipate that if we build our transportation site that this site will have access to railroad for the distribution of our products. We purchased 13 acres of land under an installment real estate contract with Jack Cooley, one of our directors, for our transportation facility for $130,000. Under the terms of the installment real estate contract, we paid Mr. Cooley $30,000 upon execution of the agreement and the balance of the purchase price ($100,000) on October 3, 2005. In addition, we have entered into an installment agreement with Fonda Brodsack to purchase 20 additional acres for our transportation facility adjacent to the property purchased from Mr. Cooley. Under the terms of the installment agreement with Ms. Brodsack, we will pay $60,000 for the land, with $10,000 paid at closing and the remaining balance paid over three years with interest at 8%. Our board of directors may continue to identify other potential sites and reserves the right to choose different site locations in its sole discretion.
According to the National Biodiesel Board, the biodiesel manufacturing industry is experiencing rapid growth and new plant construction or decreases in demand for biodiesel may result in excess production capacity which could have an impact upon our ability to operate profitably. Excess capacity in the biodiesel industry may lead to increased competition for inputs and decreased market prices for biodiesel, which means that we may be unable to acquire the inputs needed or be unable to acquire the inputs at a reasonable price. In addition, if excess capacity occurs, we may be unable to market our products at profitable prices. Moreover, the biodiesel industry is becoming increasingly competitive and we will compete with larger, better financed entities who supply their own inputs which could impact our ability to operate profitably. This means there is no assurance that we will be able to compete effectively in the industry. As a result of the increased growth and competition in the industry, we may generate less income, which would decrease the value of your units.
Plan of Operations Until Start-Up of Biodiesel Plant
We are an Iowa limited liability company originally organized on January 26, 2005 by filing our Articles of Organization with the Iowa Secretary of State. We amended our Articles of Organization by filing our Amended and Restated Articles of Organization with the Iowa Secretary of State of April 15, 2005.
We are a development stage company with no prior operating history. However, we have raised funds from our founding members and from a seed capital offering of $999,665. Out of this money we financed our seed capital offering, paid Ascendent Partners $35,000 to do a formal feasibility study; paid REG $50,000 for its services; entered into a real estate contract with Jack Cooley, one of our directors, for $130,000; entered into a real estate contract with Fonda Brodsack in which a down payment of $10,000 was made; and entered into an option agreement with Graceland University for which we paid $15,000.
We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We estimate that we will need between $39,750,000 and $56,305,000 to complete the project, depending upon the amount of equity raised in this offering and based thereon, the nature of the facility we anticipate building.
We continually update our business plan. The following schedule lists the steps we expect to take in the capitalization; site acquisition and development; and plant construction and start-up:
January – March 2006
•	Update business plan;

•	Prepare marketing campaign for offering;

•	Preliminary contact with lenders for debt financing;

•	Complete agreements for water, electricity, gas and sewer services;

•	Finalize management contract with West Central Cooperative; and

•	Begin discussions with BSNF Railway for the rail transloading facility in Osceola.

April – June 2006
•	Complete the decision on the multifuel boiler;

•	Make a down payment to REG;

•	Obtain construction and environmental permits;

•	Enter into a construction contract with REG;

•	Enter into construction contracts with local contractor as approved by REG;

•	Recruit and retain first key employee;

•	Establish web site and public information as needed;

•	Secure debt financing; and

•	Continue developing business procedures and capabilities.
July – September 2006
•	Continue construction of plant;

•	Develop the trucking capabilities the enterprise will need;

•	Schedule and provide for utility hook ups;

•	Work with West Central Cooperative on acquiring feedstocks;

•	Begin to schedule oil and chemicals supplies; and

•	Provide appropriate public information.
October – December 2006
•	Continue construction of plant;

•	Complete utility hook-ups;

•	Recruit, acquire, and train staff as needed;

•	Provide appropriate public information;

•	Begin testing plant components;

•	Obtain supplies of feedstocks and chemicals as needed;

•	Review markets with West Central Cooperative; and

•	Equip lab and train staff for quality testing.
January – March 2007
•	Complete testing of processes and do first pilot run;

•	Recruit and train the balance of staff needed;

•	Bring in supplies of oil and chemicals; and

•	Begin production and shipment of product to customer.
Project capitalization
We raised $999,665 from our founding members and in our seed capital offering. We will not close our current offering until we have raised the minimum offering amount of $20,000,000. We have until [one year date] to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to [one year date], we may decide to continue selling units until we sell the maximum number of units or [one year date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [one year date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $20,000,000 or more and we secure a written debt financing commitment of at least $18,750,000, depending on the level of equity raised and any grant funding received. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. While we have had preliminary contact with potential lenders, we have not entered into any loan agreements for the project. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:

•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that REG, and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.
We also do not expect to hold the equity funds indefinitely in an interest-bearing account while we seek another debt financing source because it is possible that REG would not be willing to renew its letters of intent with us until we had secured a debt financing source. If we failed to find a new debt financing source and REG refused a renewal or extension of its letters of intent with us, we would expect to return your investment with any accrued interest after deducting operating expenses. Please refer to the section of the prospectus entitled, “RISK FACTORS – Risks Related to Our Financing Plan,” for a discussion of the risks involved in project capitalization.
Site acquisition and development
During and after the offering, we expect to continue working principally on the preliminary design and development of our proposed biodiesel plant, the acquisition and development of the proposed plant site near Lamoni, Iowa in Decatur County, the acquisition of our proposed transportation facility near Osceola, Iowa in Clarke County (if we proceed with Phase III or Phase IV), obtaining the necessary construction permits, beginning dirt work on the proposed sites, identifying potential sources of debt financing and negotiating the feedstock procurement, biodiesel and glycerin marketing, utility and other contracts. We plan to fund these activities and initiatives using the $999,665 previously raised from our founding members and in our seed capital offering. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.
The site we selected is approximately 80 acres on the north side of U.S. Highway 69 and approximately 1/2 mile west of Exit 4 on Interstate 35. The land has been devoted to agriculture and is currently in the Conservation Reserve Program. A Phase 1 Environmental Site Assessment by Terracon Consulting Engineers and Scientists did not identify any recognized environmental conditions (RECs), which, in their opinion would require additional assessment at this time. We intend to exercise our option with Graceland University at such time as we have broken escrow on this offering.
Plant construction and start-up of plant operations
We expect to complete construction of the proposed plant and commence operations approximately 10 to 12 months after closing the offering. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary water, natural gas and other power sources, feedstock procurement agreements and marketing agreements for biodiesel and glycerin. Assuming the successful completion of this offering and our obtaining necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. The construction of our facility has been separated into four Phases. Our ability to complete each Phase will be dependent upon the amount of capital raised in this offering and the amount of debt financing we are able to secure from a lender. If we meet the threshold amounts of equity and debt set forth below to complete each respective Phase of the project, we intend to proceed with that Phase. Our projections and business plan take into account differences in operating the plant depending on which Phase we actually construct. There is no assurance that we will proceed with all or any of the Phases.
We are in the process of negotiating and finalizing agreements for water, electricity, gas and sewer services. A boiler that uses a variety of fuels including solids is being considered and may reduce the energy costs for the plant materially. Rates for water and electricity have been negotiated. Gas will be contracted for with appropriate risk management, and current rates for the transmission of gas appear favorable. We believe that the Lamoni sewer system has the capacity to handle the volume of sewage the plant will produce. A biodiegester may be needed if current testing requires reducing the biologicals in the sewer to acceptable levels.
We are in the process of completing negotiations with West Central Cooperative on a management agreement. Under the terms of the management agreement, West Central Cooperative would manage our plant, its employees and the marketing of our biodiesel. We have not executed a definitive agreement with West Central Cooperative and we may be unable to do so.
Phase I
The anticipated total project cost to complete Phase I is $39,750,000. (This is a preliminary estimate primarily based upon the experience of our general contractor , REG, with biodiesel plants similar to the plant we intend to build and operate in Phase I.) Our letter of intent with REG provides that the proposed plant in Phase I will cost approximately $30,970,000 excluding any change orders we may approve. We expect that costs and expenses incidental to construction and start-up of the Phase I plant will cost approximately an additional $8,780,000. However, except for our non-binding letter of intent with REG, we do not have any binding or non-binding agreements with any contractor or supplier for labor or materials necessary to construct the plant. All of these costs and expenses may change as we continue to develop the project. In addition, our letter of intent with REG provides for an adjustment to the construction price in certain circumstances. As a result, our estimate of the total project cost is not a firm estimate and may change from time to time. These changes could be significant. If we raise at least $20,000,000 (the minimum amount of this offering) and are able to secure a debt financing commitment of at least $18,750,000 , we anticipate being able to complete Phase I. Phase I is a 30 million gallon per year biodiesel production facility that utilizes only refined soybean oil to produce biodiesel. In Phase I, we do not anticipate the plant having the capability to convert crude soybean oil or animal fats into biodiesel. In addition, we anticipate that the Phase I project will not include a transportation facility in Osceola, Iowa. Therefore, all of our products would be transported by truck and not by rail.
Phase II
The anticipated total project cost to complete Phase II is $44,661,250. (This is a preliminary estimate based upon the experience of our general contractor, REG, with biodiesel plants similar to the plant we intend to build and operate in Phase II.) Our letter of intent with REG provides that the proposed plant in Phase II will cost approximately $34,315,000 excluding any change orders we may approve. We expect that costs and expenses incidental to construction and start-up of the Phase II plant will cost approximately an additional $10,346,250. However, except for our non-binding letter of intent with REG, we do not have any binding or non-binding agreements with any contractor or supplier for labor or materials necessary to construct the plant. All of these costs and expenses may change as we continue to develop the project. In addition, our letter of intent with REG provides for an adjustment to the construction price in certain circumstances. As a result, our estimate of the total project cost is not a firm estimate and may change from time to time. These changes could be significant. If we raise at least $21,330,625 in this offering and are able to secure a debt financing commitment of at least $22,330,625, we anticipate being able to complete Phase II. Phase II is a 30 million gallon per year biodiesel production facility that produces biodiesel from both refined and crude soybean oil. In Phase II, we do not anticipate the plant having the capability to convert animal fats into biodiesel. In addition, like Phase I, we do not anticipate that Phase II will include a transportation facility in Osceola, Iowa. Therefore, all of our products would be transported by truck and not by rail.
Phase III
The anticipated total project cost to complete Phase III is $50,890,000. (This is a preliminary estimate based upon the experience of our general contractor, REG, with biodiesel plants similar to the plant we expect to build and operate in Phase III.) Our letter of intent with REG provides that the proposed plant in Phase III will cost approximately $39,555,000 excluding any change orders we may approve. We expect that costs and expenses incidental to construction and start-up of the Phase III plant will cost approximately an additional $11,335,000.

However, except for our non-binding letter of intent with REG, we do not have any binding or non-binding agreements with any contractor or supplier for labor or materials necessary to construct the plant. All of these costs and expenses may change as we continue to develop the project. In addition, our letter of intent with REG provides for an adjustment to the construction price in certain circumstances. As a result, our estimate of the total project cost is not a firm estimate and may change from time to time. These changes could be significant. If we raise at least $24,445,000 in this offering and are able to secure a debt financing commitment of at least $25,445,000, we anticipate being able to complete Phase III. Phase III is a 30 million gallon per year biodiesel production facility that produces biodiesel from both refined and crude soybean oil and has a transportation facility in Osceola, Iowa.
Discussions are underway with the Burlington Northern Santa Fe Railway to help us plan and service the transloading site.
Phase IV
The anticipated total project cost to complete Phase IV is $56,305,000. (This is a preliminary estimate based upon the experience of our general contractor, REG, with biodiesel plants similar to the plant we expect to build and operate in Phase IV.) Our letter of intent with REG provides that the proposed plant in Phase IV will cost approximately $45,205,000 excluding any change orders we may approve. We expect that costs and expenses incidental to construction and start-up of the Phase IV plant will cost approximately an additional $11,100,000. However, except for our non-binding letter of intent with REG, we do not have any binding or non-binding agreements with any contractor or supplier for labor or materials necessary to construct the plant. All of these costs and expenses may change as we continue to develop the project. In addition, our letter of intent with REG provides for an adjustment to the construction price in certain circumstances. As a result, our estimate of the total project cost is not a firm estimate and may change from time to time. These changes could be significant. If we raise at least $30,250,000 (the maximum offering amount) in this offering and are able to secure a debt financing commitment of at least $25,055,000 we anticipate being able to complete Phase IV. Phase IV is a 30 million gallon per year biodiesel production facility that produces biodiesel from both refined and crude soybean oil and animal fats and has a transportation facility in Osceola, Iowa.
Employees
We currently have one full-time employee. We expect to hire approximately 28 full-time employees as needed as we begin plant operations.
Recent Private Placement to Raise Seed Capital
In April, 2005 we sold 518 of our membership units to our founding members at a price of $333.33 per unit and in August, 2005, we sold a total of 1,654 of our membership units to our seed capital investors at a price of $500 per unit and received aggregate proceeds of $999,665. We determined the offering price per unit of $333.33 to our founding members and $500 for our seed capital units based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expect these proceeds to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. All of these proceeds were immediately at-risk at the time of investment. We increased the public offering price per unit based upon the differences in risk and the development stage of our project at the time of investment.
Liquidity and Capital Resources
As of January 31, 2006, we had total assets of $773,632 consisting primarily of cash and land. As of January 31, 2006, we had current liabilities of $53,205 consisting primarily of our accounts payable and current maturities of long-term contracts. Since our inception through January 31, 2006, we have an accumulated deficit of $275,737, primarily due to start-up business costs. Total liabilities and members’ equity as of January 31, 2006, was $773,632. Since our inception, we have generated no revenue from operations.

Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $56,305,000, if we proceed with Phase IV. We raised $999,665 from our founding members and in our seed capital offering. In addition, we are seeking to raise a minimum of $20,000,000 and a maximum of $30,250,000 of equity in this offering. Including the $999,665 we raised from our founding members and in our seed capital offering and depending on the level of equity raised in this offering and the amount of grants and other incentives awarded to us, we expect to require debt financing of at least $18,750,000. This amount of debt financing will increase in the event we proceed with Phases II through IV of the project.
We hope to attract the senior bank loan from a major bank, perhaps with participating loans from other banks, to construct the proposed biodiesel plant. We expect the senior loan will be a construction loan secured by all of our real property, and our receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender. However, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could have less favorable terms and could require us to issue warrants. Such less favorable terms or the issuance of warrants could reduce the value of our units.
We do not have contracts or commitments with any bank, lender or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.
Trends and Uncertainties That May Affect Management’s Plan of Operation
Growth and Increased Competiton in the Biodiesel Industry
According to the National Biodiesel Board, the biodiesel manufacturing industry is experiencing rapid growth. In 2005, approximately 75 million gallons of biodiesel were produced in the United States. According to the National Biodiesel Board, the 2005 biodiesel production was three times higher than biodiesel production in 2004. Therefore, our biodiesel plant alone may produce approximately 40% of the 2005 domestic supply. However, many of biodiesel plants do not operate at full capacity, and the National Biodiesel Board estimates the current dedicated biodiesel production capacity of these plants is approximately 365 million gallons per year. Further, current plant construction and expansion are expected to result in another 329 million gallons of annual biodiesel production capacity, for total annual production capacity of 694 million gallons. Assuming all domestic diesel consumed uses a 2% biodiesel blend, there is potential demand for one billion gallons of biodiesel annually based upon current domestic diesel fuel consumption of 60 billion gallons per year. However, if biodiesel production capacity continues to expand at its current pace, excess capacity may result.
Excess capacity in the biodiesel industry may lead to increased competition for inputs and decreased market prices for biodiesel. Biodiesel production at our plant will require significant amounts of soybean oil and other inputs. We do not have any long-term commitments to acquire soybean oil and other inputs for biodiesel production at our plant. If overproduction of biodiesel occurs, we will face increased competition for inputs which means we may be either unable to acquire the inputs that we need or unable to acquire them at reasonable prices. In addition, if excess capacity occurs, we may also be unable to market our products at profitable prices. If the demand for biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline. Any decrease in the price at which we can sell our biodiesel will negatively impact our future revenues. Increased expenses and decreased sales prices for biodiesel may result may result in less income, which would decrease our revenues and result in the loss of some or all of your investment.
Commodity groups in the Midwest and the enactment of favorable federal and state legislation have encouraged the construction of biodiesel plants, and there are numerous other entities considering the construction of biodiesel plants. The biodiesel industry may become more competitive given the substantial construction and expansion that is occurring in the industry. In March 2006, the National Biodiesel Board estimated there were 53 active plants producing an estimated 100 million gallons annually, with another 40 plants and 4 expansions in construction and 23 plants in various stages of planning and development. Biodiesel plants are operating or have been proposed in at least 39 states. Currently, there are four operating biodiesel plants in Iowa.

At least nine other companies have proposed plants in Iowa, including plans by Western Iowa Energy, LLC for a 30 million gallon plant near Wall Lake, Iowa, and Central Iowa Energy, LLC for a 30 million gallon plant near Newton, Iowa In addition, investors should understand that we face a competitive challenge from larger biodiesel plants and from biodiesel plants owned and operated by the companies that supply our inputs. Cargill, Inc., a large supplier of soybean oil, is constructing a a 37.5 million gallon plant in Iowa Falls, which is scheduled to begin production in April of 2006. Another large corporation and supplier of soybean oil, Archer Daniels Midland Co. plans to construct a 50 million gallon plant in North Dakota. These plants will capable of producing significantly greater quantities of biodiesel than the amount we will produce. Furthermore, these plants may not face the same competition we do for inputs as the companies that own them are suppliers of the inputs. In light of such competition, there is no assurance that we will be able to compete effectively in the industry. We may generate less income as a result, which would decrease the value of your units.
Competition from other sources of fuel may adversely affect our ability to market our biodiesel.
Although the price of diesel fuel has increased over the last several years and continues to rise, diesel fuel prices per gallon remain at levels below or equal to the price of biodiesel. In addition, other more cost-efficient domestic alternative fuels may be developed and displace biodiesel as an environmentally-friendly alternative. If diesel prices do not continue to increase or a new fuel is developed to compete with biodiesel, it may be difficult to market our biodiesel, which could result in the loss of some or all of your investment.
Critical Accounting Estimates
Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.
Off-Balance Sheet Arrangements.
We do not have any off-balance sheet arrangements.
Grants, Government Programs and Tax Increment Financing
Currently, there are limited numbers of grants, loans and forgivable loan programs available to biodiesel producers. We anticipate applying for those programs that are available. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction of the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans. In addition, even if a grant is awarded, if we do not meet the conditions or criteria of the grant, we will not receive the grant funds. We have applied for the following grants:
Value Added Agricultural Products and Processes Financial Assistance (VAAPFAP)
On March 18, 2005, we were awarded up to $20,000 VAAPFAP Grant from the Iowa Department of Economic Development. Under the terms of the grant, the Iowa Department of Economic Development provides us with up to $20,000 for reimbursement of payments made or expenses incurred on behalf of our project for business planning and consulting services.

In addition, we have received a $100,000 forgivable loan and a $300,000 no interest loan from the Iowa Department of Economic Development. Our application was approved on September 15, 2005.
United States Department of Agriculture Renewable Energy Systems/Energy Efficiency Improvement Grant
Nodaway Valley Biodiesel Project applied for the United States Department of Agriculture Renewable Energy Systems/Energy Efficiency Improvement Grant. On August 8, 2005, we merged with Nodaway Valley Biodiesel Project and on October 31, 2005, the application was assigned to us pursuant to the merger. We have received a letter of conditions from the United States Department of Agriculture which have been agreed to by us. We are currently in the process of obtaining a grant agreement from the United States Department of Agriculture. Once the grant agreement is executed, we will receive up to $500,000 to construct our biodiesel facility.
Value Added Producer Grant (VAPG)
We have been awarded the United States Department of Agriculture’s VAPG grant. On October 20, 2005 we received a letter of conditions from the United States Department of Agriculture indicating that our application has been selected for funding. We executed the grant agreement on October 2, 2005. Pursuant to the grant agreement, we will receive up to $100,000 for use in the planning and development of our plant.
Value Added Agricultural Processing Technical Assistance Grant
We received a $5,000 Value Added Agricultural Processing Technical Assistance Grant of $5,000 from the Iowa Farm Bureau Federation.
Enterprise Zone Benefits
On October 5, 2005, we received an award letter from the Iowa Department of Economic Development indicating that our application for the Enterprise Zone financial assistance was selected for funding. The estimated value of the financial assistance we will receive if we are able to comply with the conditions for disbursement of funds is $3,371,774. The financial assistance includes the following tax benefits:
•	A local property tax exemption on the value added to the property.

•	Additional funding for training new employees. If applicable, these funds would be in addition to those authorized under the Iowa New Jobs Training Program.

•	A refund of state sales, service, or use taxes paid to contractors or subcontractors during construction.

•	An investment tax credit of up to a maximum of 10% of the new investment in machinery and equipment, land, buildings, and improvements to existing buildings. This Iowa tax credit may be carried forward for up to seven years or until depleted.

•	An additional research and development tax credit of up to 6.5%, which may be refundable. This Iowa tax credit is based on increasing research activities within the state and is available while the business is participating in the program for up to 10 years.
Iowa Soybean Promotion Board
On July 22, 2005, we were awarded a Soybean Value Added Grant from the Iowa Soybean Promotion Board in the amount of $5,000.
Small Agri-biodiesel Producer Tax Credit
Producers with an annual capacity not exceeding 60 million gallons are eligible to receive a credit of 10 cents per gallon for up to 15 million gallons of agri-biodiesel produced. The agri-biodiesel must be sold by such producer to another person: for use by such other person in the production of a qualified biodiesel mixture in such person’s trade or business (other than casual off-farm production); for use by such other person as a fuel in a trade or business; or who sells such agri-biodiesel at retail to another person and places such agri-biodiesel in the fuel tank of such other person; or be used by the producer for any of the foregoing purposes. Because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. We anticipate that our plant will produce 30 million gallons of biodiesel annually and, therefore, we expect to be eligible for the credit. However, if our production exceeds production limits of 60 million gallons a year, we will be ineligible for the credit.

ESTIMATED SOURCES OF FUNDS
The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors, various levels of equity that our lenders may require, and the Phase (I through IV) of construction that we proceed with. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Minimum 20,000	Percent of
Sources of Funds-Phase I	Units Sold	Total
Unit Proceeds	$20,000,000	50.32%
Seed Capital Proceeds	999,665	2.51%
Term Debt Financing, Grants and Incentives	18,750,335	47.17%
Total Sources of Funds	$39,750,000	100.00%

	If 21,330	Percent of
Sources of Funds-Phase II	Units Sold	Total
Unit Proceeds	$21,330,000	47.76%
Seed Capital Proceeds	999,665	2.24%
Term Debt Financing, Grants and Incentives	22,331,585	50.00%
Total Sources of Funds	$44,661,250	100.00%

	If 24,445	Percent of
Sources of Funds-Phase III	Units Sold	Total
Unit Proceeds	$24,445,000	48.04%
Seed Capital Proceeds	999,665	1.96%
Term Debt Financing, Grants and Incentives	25,445,335	50.00%
Total Sources of Funds	$50,890,000	100.00%

	Maximum 30,250	Percent of
Sources of Funds-Phase IV	Units Sold	Total
Unit Proceeds	$30,250,000	53.72%
Seed Capital Proceeds	999,665	1.78%
Term Debt Financing, Grants and Incentives	25,055,335	44.50%
Total Sources of Funds	$56,305,000	100.00%

ESTIMATED USE OF PROCEEDS
The gross proceeds from this offering, before deducting offering expenses, will be $20,000,000 if the minimum amount of units offered is sold and $30,250,000 if the maximum number of units offered is sold. We estimate the offering expenses to be approximately $300,000. Therefore, we estimate the net proceeds of the offering to be $19,700,000 if the minimum amount of equity is raised, and $29,950,000 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($1,000 per unit)	$30,250,000	$20,000,000
Less Estimated Offering Expenses(1)	$300,000	$300,000
Net Proceeds from Offering	$29,950,000	$19,700,000

(1)	Estimated Offering Expenses are as follows:

Securities and Exchange Commission registration fee	$3,236.75
Legal fees and expenses	100,000.00
Consulting Fees	50,000.00
Accounting fees	50,000.00
Blue Sky filing fees	6,600.00
Printing expenses	25,000.00
Advertising	50,000.00
Miscellaneous expenses	15,163.25

Total	$300,000.00
We intend to use the net proceeds of the offering to construct and operate a 30 million gallon per year biodiesel plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $39,750,000 if we complete Phase I, $44,661,250 if we complete Phase II, $50,890,000 if we complete Phase III and $56,305,000 if we complete Phase IV. The total project cost is a preliminary estimate primarily based upon the experience of our anticipated general contractor, REG, with biodiesel plants similar to the plant we intend to construct and operate. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses.
The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this memorandum.

	Phase I	Phase II	Phase III	Phase IV
Use of Proceeds	Amount	Amount	Amount	Amount
Construction Costs:
Base Construction Cost	$30,420,000	$30,420,000	$30,420,000	$30,420,000
Refinery Process System		$2,990,000	$2,990,000	$2,990,000
Animal Fat Process System				$3,570,000
Transportation Facility			$5,175,000	$7,190,000
Utility Extensions	$310,000	$310,000	$310,000	$310,000
Administrative Building	$250,000	$560,000	$560,000	$560,000
Construction performance bond	$200,000	$225,000	$275,000	$325,000
Construction Insurance Costs	$100,000	$120,000	$135,000	$150,000
Capitalized Interest	$843,750	$971,250	$1,035,000	$1,109,375
Land Cost:	$305,000	$305,000	$305,000	$305,000
Start up Costs:
Financing Costs	$350,000	$410,000	$440,000	$475,000
Organization Costs(1)	$500,000	$500,000	$500,000	$500,000
Working Capital—Accounts Receivable	$3,500,000	$3,750,000	$3,750,000	$4,000,000
Working Capital—Inventory	$2,700,000	$3,500,000	$4,200,000	$4,200,000
Working Capital— Cash	$271,250	$600,000	$795,000	$200,625
TOTAL	$39,750,000	$44,661,250	$50,890,000	$56,305,000

(1)	Includes estimated offering expenses of $300,000.

Plant Construction. The construction of the plant itself is by far the single largest expense at $30,970,000, $34,315,000, $39,555,000 and $45,205,000 depending upon the amount raised in this offering and the Phase (I through IV) of construction that we proceed with. We have non-binding letters of intent with REG for the initial stages of construction, which cover the initial engineering, plant and site design and finalization of the contract to build the biodiesel plant, but we have not yet signed a binding definitive agreement for plant construction. Our letters of intent do not establish a fixed contract price and there is no guarantee that we will be able to enter into a definitive agreement with REG to design and build the plant at this price or at all. Our estimated construction costs are based on estimated provided by REG.
Land and Site Costs. If the plant is constructed near Lamoni, Iowa in Decatur County, we expect the cost to acquire and develop the production site will be approximately $305,000. Site development primarily consists of site improvements such as dirt work and soil compaction, construction of utility infrastructure, hard surface roads and fencing, as well as maintenance, permitting, and construction management costs. In addition, if we raise sufficient capital to develop a transportation facility near Osceola, Iowa in Clarke County, we anticipate the cost of this site and all improvements, including rail, will be between $5,175,000 and $7,190,000 depending on which Phase (III or IV) of construction we proceed. This cost would include the cost of rail infrastructure and rolling stock needed for the transportation facility. Our board reserves the right to choose either of these sites or completely different sites, in their sole discretion, for any reason.
Construction Performance Bond and Insurance Costs. We estimate the construction bond for the project to cost between $200,000 and $325,000, depending on which Phase (I through IV) of construction that we proceed with, if such bonding is required by our lender. We have budgeted between $100,000 and $150,000 for builder’s risk insurance, general liability insurance, workers’ compensation and property insurance. We have not yet determined our actual costs and they may exceed this estimate.
Administration Building, Furnishings, Office and Computer Equipment. We anticipate expending between $250,000 and $560,000, depending upon which Phase (I through IV) of construction we proceed, to build a light office administration building on the plant site.
Utility Extensions. We anticipate spending $310,000 in utility extensions that are necessary to connect our plant to the utilities necessary for our operations.
Capitalized Interest. This consists of the interest we anticipate accruing during the development and construction period of our project. For purposes of estimating capitalized interest and financing costs, we have assumed debt financing between $18,750,000 and $25,055,000. We determined this amount of debt financing based upon an assumed equity amount of between $20,000,000 and $30,250,000 and seed capital proceeds of $999,665 and an assumed interest rate of 8.5%. If any of these assumptions changed, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be between $843,750 and $1,109,375 depending upon which Phase (I through IV) of construction we proceed with. We have estimated our financing costs of between $350,000 and $475,000 depending upon which Phase (I through IV) of construction we proceed with. Any change in our assumptions, including the amount of tax increment financing and/or debt financing we receive, could result in higher than estimated capitalized interest and financing costs.
Working Capital. We project between $6,471,250 and $8,400,625 of working capital for the project . These costs include between $2,700,000 and $4,200,000 of initial inventories of oil, animal fats and other ingredients, accounts receivable between $3,500,000 to $4,000,000 and cash between $271,250 and $795,000.

DESCRIPTION OF BUSINESS
We are a newly formed, development stage company that is not yet operational. We are an Iowa limited liability company formed by filing our Articles of Organization with the Iowa Secretary of State’s Office on January 26, 2005. We filed our Amended and Restated Articles of Organization on April 15, 2005. We have not yet designed or developed any biodiesel facilities, and have not generated any revenues to date.
If we are able to capitalize the project as described in our financing plan above, we will use the offering proceeds to build and operate a 30 million gallon per year biodiesel plant that we anticipate will be located near Lamoni, Iowa in Decatur County, Iowa. In addition, if we raise sufficient funds in this offering to proceed with Phase III of construction as described under “Our Financing Plan” on page 2 above, we anticipate building a transportation facility near Osceola, Iowa. We expect the biodiesel plant to annually process approximately 230 million pounds of soybean oil and/or animal fats and grease to produce approximately 30 million gallons of fuel-grade biodiesel and 3 million gallons of glycerin per year. Biodiesel is frequently used as fuel by transport trucks, marinas, railroad operators and many government vehicles. According to the Department of Energy, the United States consumes approximately 60 billion gallons of diesel fuel annually; however, biodiesel currently fills only 80 million gallons of this market. We also expect the biodiesel plant to annually produce approximately 3 million gallons of glycerin, which is a principal co-product of the biodiesel production process. Glycerin has many applications as an ingredient or processing aid in cosmetics, toiletries, personal care, drugs, and food products. We estimate that it will take 10 to 12 months from closing the offering to complete the construction of the plant and begin operations. We anticipate plant operations beginning in the spring of 2007.
Primary Product – Biodiesel
According to the National Biodiesel Board, biodiesel is a clean-burning alternative fuel produced from domestic, renewable resources for use in compression ignition (diesel) engines. Biodiesel is comprised of mono-alkyl esters of long chain fatty acids derived from vegetable oils or animal fats. A chemical process called transesterification removes the free fatty acids from the base oil and creates the desired esters. Transesterification is the reaction of vegetable oil or animal fat with an alcohol, such as methanol or ethanol, in the presence of a catalyst. The process yields four products: mono-alkyl ester (biodiesel), glycerin, feed quality fat, and methanol, which can be used again in the process. Biodiesel can then be used in neat (pure) form, or blended with petroleum diesel. Biodiesel’s physical and chemical properties, as they relate to operations of diesel engines, are similar to petroleum-based diesel fuel. As a result, biodiesel may be used in most standard diesel engines without making any engine modifications.
We anticipate that our business will be the production and marketing of biodiesel and its primary co-product, glycerin. If we are unable to complete the construction and operation of the biodiesel plant, or if we are not able to market biodiesel and its co-product, we will not have any sources of revenue.
Co-products
Glycerin is the primary co-product of the biodiesel production process and equals approximately 10% of the quantity of biodiesel produced. Glycerin possesses a unique combination of physical and chemical properties that are used in a large variety of products. It is highly stable under typical storage conditions, compatible with a wide variety of other chemicals and comparatively non-toxic. Glycerin is an ingredient or processing aid in cosmetics, toiletries, personal care, pharmaceuticals and food products. In addition, new uses for glycerin are frequently being discovered and developed due to its versatility. We intend to market our glycerin. However, increased production of biodiesel may lead to an oversupply of glycerin and lower glycerin prices. This may affect the profitability of our business.
The Biodiesel Production Process
Most vegetable oil or animal fat can serve as a feedstock for biodiesel production. The majority of the biodiesel produced in the United States is derived from soybean oil because it is readily available in large quantities. Other feedstock currently used in biodiesel production includes corn oil, canola oil, waste frying oils and grease from the food service industry, and by-products from livestock processing such as tallow, yellow grease, and lard. Such feedstock consists almost entirely of triglyceride molecules that are made up of a glycerin “backbone” molecule attached to one, two or three fatty acid molecules.

Three basic processes have been successfully commercialized for biodiesel production:
1.	Base catalyzed transesterification of the oil;

2.	Direct acid catalyzed transesterification of the oil; and

3.	Conversion of the oil to fatty acids, and then to Alkyl esters.
The majority of biodiesel is produced using the first process listed above, a base catalyzed reaction of the triglyceride feedstock with methanol. Compared to the other methods of producing biodiesel, we believe this is the most cost-effective method for the following reasons:
1.	It is a low temperature, low pressure chemical reaction;

2.	It yields a high conversion (98%) with minimal other reactions;

3.	It allows for the direct conversion to methyl ester with no intermediate steps; and

4.	No special construction materials are required.
Source: National Biodiesel Board
In the production of biodiesel, one hundred pounds of vegetable oil or animal fat is reacted with 10 pounds of methanol in the presence of a catalyst (sodium or potassium hydroxide). The reaction yields approximately 100 pounds of methyl ester and 10 pounds of glycerin. The following flow chart illustrates management’s belief of the typical product yields per pound of feedstock input based upon the information provided above:
Information Source: National Biodiesel Board
To produce the biodiesel, oil, an alcohol and a catalyst are pumped into a reactor. The oil or fat is then added. Heated by steam, the steam causes transesterification to take place in the reactor. The transesterified oil falls into a large horizontal decanter where heavy glycerin molecules and lighter methyl esters separate. The glycerin is then pumped from the bottom of the decanter and the methyl ester is pushed into a second reaction phase. This second reaction phase ensures that in excess of 99% of the oil is converted into methyl esters and glycerin.
The methyl ester is pumped into another tank, where diluted acid lowers its acidity to neutral. The neutralized methyl ester falls into a second horizontal decanter and again separation takes place. The tiny remaining amount of glycerin and the added acid water are pumped from the bottom of the decanter. The neutralized methyl ester is pushed to another tank and is washed with water. It then falls into another horizontal decanter where the heavy wash water falls to the bottom and the cleaned biodiesel is pushed out the top. The wash water is recycled into the acid dilution and reused.

The washed biodiesel is sent to a column where the excess water and alcohol are distilled out with heat from steam. The distilled biodiesel is cooled and filtered and ready for sale. The excess water and alcohol vapors are captured, rectified, distilled and recycled back into the process. The distilled water becomes wash water and the distilled alcohol returns to the beginning alcohol storage tank for reuse.
In order to prevent alcohol from escaping into the atmosphere, alcohol vapors not returned to the alcohol storage tank are forced into the water absorber or the oil absorber columns. These columns are attached to the incoming water storage tank or the incoming oil storage tank. Vacuum supplied to the columns draws the alcohol vapors through the packing designed to maximize the contact between oil or water and the vapor, thereby trapping the vapors in the water or oil for reuse in the process.
The biodiesel process is depicted in the following chart:
Source: National Biodiesel Board
Feedstock
Supply
It takes about 7.3 pounds of soybean oil to produce one gallon of biodiesel. Depending upon market conditions, we anticipate that our biodiesel plant will process approximately 230 million pounds (31.8 million gallons) of soybean oil and/or animal fats per year as the feedstock for its production process. We anticipate that West Central Cooperative will procure feedstock for our biodiesel plant pursuant to a management and operational services agreement. We expect the agreement will require West Central Cooperative to provide analysis and audit of feedstock suppliers, purchase feedstock meeting specifications and in adequate quantities to fill the production schedule of the facility, negotiate for discounts, and provide transportation, logistics, and scheduling of feedstock deliveries. However, we have not entered into a definitive agreement with West Central Cooperative to procure our feedstock and we may never do so. Even if we are able to enter into an agreement with West Central Cooperative, there is no assurance that the agreement will be on favorable terms. See also “RELATED PARTY TRANSACTIONS.”
There are a number of soybean processing plants located in Iowa that can supply soybean oil. In addition, oils and fats can be shipped in from many other locations in the United States. However, we have not entered into a definitive agreement for feedstock supply with any potential providers.
Costs
The cost of feedstock is the largest single component of the cost of biodiesel production, accounting for 70% to 90% of the overall cost of producing biodiesel. As a result, increased prices for feedstock greatly impact the biodiesel industry. Soybean oil is the most abundant oil feedstock available in the United States. The twenty-year average price for soybean oil is approximately 21¢ per pound. However, we cannot be assured that the historical prices for oils and fats will continue into the future.

The following graph of historical vegetable oil and fats prices indicates recent increase in prices as well as the relationships between the various fats and oils that may be available to us:

In addition, increased biodiesel production is likely to have an effect on the cost of soybean oil. The following graph forecasts the possible changes in the price per gallon of soybean oil depending upon the amount used for biodiesel production:
Pretreatment Costs
Crude soybean oil and all animal fats need to be pretreated before being processed into biodiesel. Pretreatment takes crude soybean oil and any animal fat or grease, removes the impurities and prepares the feedstock to go through the biodiesel process. Some feedstock needs more treatment than others. For example, virgin soybean oil can be easier and cheaper to pretreat than turkey fat, and turkey fat can be easier and cheaper to pretreat than beef tallow. The cost of the process is driven by the structure of the feedstock and the impurities in the feedstock.
For soybean oil, the pretreatment process results in refined, bleached, and deodorized (RBD) oil. The price differential between RBD oil and crude soy oil is ordinarily $.05 per pound. This adds another $0.375 per gallon to the costs discussed above. We anticipate our processing plant will have pretreatment capabilities allowing us to purchase and process crude vegetable oil and many types of fat or grease.
Cold Flow
“Cold flow” refers to a fuel’s ability to flow easily at colder temperatures and is an important consideration in producing and blending biodiesel for use in colder climates. Because biodiesel has different cold flow properties depending on the type of feedstock used in its manufacture, cold flow also becomes a primary factor in determining the type of feedstock to use.
The pour point for a fuel is the temperature at which the flow of the fuel stops. Therefore, a lower pour point temperature means the fuel is more flowable in colder temperatures. The following table represents the pour points for different types of fuels:

Type of Fuel	Pour Point
Soy-based Biodiesel (B100)	25ºF - 30ºF
Tallow-based Biodiesel (B100)	61ºF
No. 2 Petro Diesel (B0)	-30ºF
B2 Soy Blend with No. 2 Diesel	-25ºF
Source: National Biodiesel Board

To provide biodiesel with an acceptable pour point in cold weather, we will need to blend our biodiesel with petroleum based diesel. Generally, biodiesel that is used in blends of 2% to 20% will provide an acceptable pour point for the Iowa market. We expect that West Central Cooperative as our marketer will sell our biodiesel throughout the nation. However, we have not entered into any agreements with West Central Cooperative to market our biodiesel. We may not ever enter into an agreement with West Central Cooperative or any agreement we do enter into with West Central Cooperative may not be on favorable terms to us. In colder temperatures, lower blends are recommended to avoid fuel system plugging. Cold flow additives can also be used seasonally to provide a higher level of cold weather protection, similar to the current practice with conventional diesel fuel. Demand for our biodiesel in northern markets may diminish during the colder months and in colder climates as a result of cold flow concerns.
Forward Contracts
Due to fluctuations in the price and supply of feedstock, we intend to utilize forward contracting and hedging strategies to manage our commodity risk exposure and optimize finished product pricing and supply. We intend to do this to help guard against price and supply movements that often occur in the soybean oil markets. Hedging means protecting the price at which we buy feedstock and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuations. The effectiveness of such hedging activities is dependent upon, among other things, the cost of feedstock and our ability to sell sufficient amounts of biodiesel and glycerin. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in feedstock contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant. The market for soybean oil trades 18 months into the future. The animal grease market has no futures trade. However, there is a quoting system through the USDA that provides for price discovery for animal grease. There is not enough volume of biodiesel produced to currently justify a futures market. As such, there is no spot biodiesel price, making current price discovery limited. We expect to contract with a risk management firm to advise and assist us.
BIODIESEL INDUSTRY
Biodiesel Markets
Biodiesel is primarily used as fuel for compression ignition (diesel) engines. It is produced using renewable resources and provides environmental advantages over petroleum-based diesel fuel, such as reduced vehicle emissions. Our ability to market our biodiesel will be heavily dependent upon the price of petroleum-based diesel fuel as compared to the price of biodiesel, in addition to the availability of economic incentives to produce biodiesel.
Wholesale Market / Biodiesel Marketers
The wholesale market includes selling biodiesel directly to fuel blenders or through biodiesel marketers. Fuel blenders purchase neat (B100) biodiesel from biodiesel production plants, mix it with regular diesel fuel according to specifications, and deliver a final product to retailers.
There are very few wholesale biodiesel marketers in the US. Two examples are World Energy in Chelsea, Massachusetts and West Central Cooperative in Ralston, Iowa. These companies use their existing marketing relationships to market the biodiesel of individual plants to end users for a fee. We anticipate entering into an agreement with West Central Cooperative to market our biodiesel, but we have no definitive agreement at this time. There is no assurance that we will be able to enter into contracts with West Central Cooperative or any other biodiesel broker on acceptable terms.
Retail
The retail market consists of biodiesel distribution primarily through fueling stations to transport trucks and jobbers who supply farmers, maritime customers and home heating oil users. Retail level distributors include oil companies, independent station owners, marinas and railroad operators. However, the biodiesel retail market is still in its very early stages as compared to other types of fuel.

The present marketing and transportation network must expand significantly in order for our company to effectively market our biodiesel. The following map prepared by the National Biodiesel Board represents the biodiesel retailers in the United States:
Government/Public Sector
The government has increased its use of biodiesel since the implementation of the Energy Policy Act (EPACT) of 1992, amended in 1998, which authorized federal, state and public agencies to use biodiesel to meet the alternative fuel vehicle requirements of EPACT. Although it is possible that individual plants could sell directly to various government entities, it is unlikely our plant could successfully market our biodiesel through such channels. Government entities have very long sales cycles based on the intricacies of their decision making and budgetary processes.
General Demand
Biodiesel has received attention from consumers and policymakers in recent years for several reasons. Biodiesel is made from renewable sources and provides environmental benefits over petroleum diesel, including reduced emissions of carbon dioxide, carbon monoxide, particulate matter, and sulfur. In addition, a 1998 study by the US Department of Energy and the US Department of Agriculture found that biodiesel has a positive energy balance: for every 3.2 units of energy produced, only 1.0 unit of energy is consumed in the production process. Biodiesel mixes easily with diesel fuel at rates between 2% and 100%, and it improves the lubricity of petroleum based diesel fuel at levels as low as 2%. The increased lubricity reduces the friction of petroleum based diesel fuel and may result in longer equipment life and protection of fuel injectors.

However, the biodiesel industry is still relatively new and unknown when compared to the ethanol industry. According to the Department of Energy, the U.S. consumes 105 billion gallons of gasoline and 60 billion gallons of diesel fuel annually. While the ethanol industry produces 3 billion gallons of ethanol each year, or 2.86% of the U.S. gasoline market, the biodiesel industry produced only approximately 75 million gallons of biodiesel in 2005, which constitutes a small part of the U.S. diesel fuel market. The National Biodiesel Board estimates that the current biodiesel production capacity is about 180 million gallons per year; however, many plants do not currently operate at full capacity. Capacity is expected to increase by at least 100 million gallons between May 2005 and May 2006.
Several factors may result in an increase in biodiesel demand. The EPA Low Sulfur Diesel Mandate seeks to reduce sulfur emissions through regulations that take effect over the next several years. Because low-sulfur diesel and ultra-low-sulfur diesel have lubricity problems, biodiesel may be a more attractive alternative to satisfying the requirements of the mandate. However, EPA regulations are subject to change. If the program was postponed, cancelled, or suspended, or if waiver of the mandate requirements were allowed, future biodiesel demand may be less than expected.
In August 2005, the Energy Policy Act of 2005 was signed into law. The law contains the Renewable Fuels Standard (RFS), which mandates that 7.5 billion gallons of renewable fuels, including biodiesel, be used annually by 2012. The RFS may result in an increased demand for biodiesel. However, 2004 ethanol production was over 3 billion gallons, and the current capacity is over 5 billion gallons per year. As a result, the mandates of the RFS may be met substantially by ethanol and have a much smaller impact on the biodiesel industry.
Biodiesel Pricing
The availability of historical pricing information for biodiesel is limited. The US Department of Energy Alternative Fuels Data Center publishes the Clean Cities Alternative Fuel Price Report, which reports data collected from cities involved in the Clean Cities program.
For September 2005, the agency reported the nationwide average price for diesel fuel to be $2.81 per gallon. Average biodiesel prices reported by the participating cities varied depending on the blend. B20 had an average price of $2.91 per gallon, B2-B5 was $2.81 per gallon, and B99-B100 cost $3.40 per gallon. The following chart compares the historical national average prices per gallon of diesel fuel with the median prices of biodiesel that were reported:

Information Source: US Department of Energy Alternative Fuels Data Center, Clean Cities Alternative Fuel Price Report
Federal Biodiesel Supports
We expect the demand for biodiesel in the United States to grow significantly over the next ten years due to the demand for cleaner air, an emphasis on energy security and the Renewable Fuel Standard. The Energy Policy Act of 2005, Bio Energy Program and Jobs Bill, have established the groundwork for biodiesel market development.
Renewable Fuels Standard
The Energy Policy Act of 2005 creates the Renewable Fuels Standard (RFS), which mandates that 7.5 billion gallons of renewable fuels be used annually by 2012. The standard starts at 4 billion gallons in 2006 and increases to 7.5 billion gallons in 2012. Under the legislation, the EPA is directed to promulgate regulations that ensure the applicable volumes of renewable fuels are sold in the United States each year. The RFS may result in an increased demand for biodiesel. However, in 2004, ethanol production totaled more than 3 billion gallons, and the current ethanol production capacity is over 5 billion gallons per year. As a result, the mandates of the RFS may be met by ethanol and thus have a much smaller impact on the biodiesel industry.
Bioenergy Program
The Bioenergy Program was created to promote sustained increases in bioenergy production and related industrial agricultural commodities, as well as to help improve the environment through the production and use of cleaner burning fuels. This has been the most instrumental program in developing the biodiesel industry. Under the program, the USDA makes payments through the Commodity Credit Corporation to eligible producers to encourage increased purchases of eligible commodities for the purpose of expanding production of bioenergy and supporting new production capacity. This program is set to expire on September 30, 2006. The grants available under the program may not continue beyond their scheduled expiration date or, if they do continue, they may not be at the same level. It is unlikely we will be able to complete construction in time to take advantage of the Bioenergy Program if it is not renewed.

Biodiesel Tax Credit
The American Jobs Creation Act of 2004 created the Volumetric Ethanol Excise Tax Credit (“VEETC”) for biodiesel of $1.00 per gallon for agri-biodiesel or biodiesel derived solely from crude soybean oils, including esters derived from crude soybean vegetable oils from corn, soybeans, sunflower seeds, cottonseeds, canola, crambo, rapeseeds, safflowers, flaxseeds, rice bran, and mustard seeds, and from animal fats and a tax credit of $0.50 per gallon for non agri-biodiesel blended with petroleum diesel. VEETC may be claimed in both taxable and nontaxable markets, including exempt fleet fuel programs and off-road diesel markets. The projected effect of VEETC will be to streamline the use of biodiesel and encourage petroleum blenders to blend biodiesel as far upstream as possible, which under the Renewable Fuels Standard (RFS) or Minnesota’s 2% volume requirement, will allow more biodiesel to be used in the marketplace. VEETC also streamlines the tax refund system for below-the-rack blenders to allow a tax refund of the biodiesel tax credit on each gallon of biodiesel blended with diesel (dyed or undyed) to be paid within 20 days of blending. VEETC was originally set to expire in 2006, but was extended through December 31, 2008 by the Energy Policy Act of 2005.
State Legislation
Several states are currently researching and considering legislation to increase the amount of biodiesel used and produced in their states. However, Minnesota is the first and only state to mandate biodiesel use. The legislation, which became effective in September 2005, requires that all diesel fuel sold in the state contain 2% biodiesel. Other states have enacted legislation to encourage (but not require) biodiesel production and use. Several states provide tax incentives and grants for biodiesel-related studies and biodiesel production, blending, and use. In addition, several governors have issued executive orders directing state agencies to use biodiesel blends to fuel their fleets.
Currently, there are no state incentives to produce biodiesel in Iowa.
Future Legislation
Environmental regulations that may affect our company change frequently. It is possible that the government could adopt more stringent federal or state environmental rules or regulations, which could increase our operating costs and expenses. The government could also adopt federal or state environmental rules or regulations that may have an adverse effect on the use of biodiesel. Furthermore, the Occupational Safety and Health Administration (“OSHA”) will likely govern plant operations. OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.
Proposed Project Location — Proximity to Markets
We have identified a proposed site for the plant located near Lamoni, Iowa in Decatur County, approximately one-half mile from Interstate 35 and have entered into a real estate option agreement with Graceland University for the purchase of this site. We paid Graceland University $15,000 for the option. If we exercise the option, we will pay Graceland $198,500 for the site, with $25,000 payable upon the exercise of the option and the remaining balance due at closing. The term of the option expires on December 31, 2007.
Because our production facility is not expected to be located on a railway, we may have a separate site for our production facility and our transportation facility. If we do not build a transportation facility, we anticipate trucking most or all of our biodiesel to our customers. If we build a transportation facility, we anticipate trucking our product from the production site in Lamoni, Iowa to our transportation facility we anticipate constructing near Osceola in Clarke County, Iowa. We anticipate that this site will have access to railroad for the distribution of our products. We purchased 13 acres of land under an installment real estate contract with Jack Cooley, one of our initial directors, for our transportation facility for $130,000. Under the terms of the installment real estate contract, we paid Mr. Cooley $30,000 upon execution of the agreement and the balance of the purchase price ($100,000) on October 3, 2005. In addition, we have entered into an installment agreement with Fonda Brodsack to purchase 20 additional acres for our transportation facility adjacent to the property purchased from Mr. Cooley. Under the terms of the installment agreement with Ms. Brodsack, we will pay $60,000 for the land, with $10,000 paid at closing and the remaining balance paid over three years with interest at 8%. Our board of directors may continue to identify other potential sites and reserves the right to choose different site locations in its sole discretion.

Final plant site selection is contingent on analysis of such issues as cost of water, utilities and transportation, and upon raising sufficient funds to allow construction, the securing of additional financing needed, and obtaining the necessary permits and approvals to build at the selected location. Our board reserves the right to change the location of the plant site(s), in their sole discretion, for any reason.
There can be no assurance that we will not encounter hazardous conditions at the proposed site. We are relying on REG to determine the adequacy of the site for construction of the biodiesel plant. We may encounter hazardous conditions at the chosen site that may delay the construction of the biodiesel plant. REG is not responsible for any hazardous conditions encountered at the site. Upon encountering a hazardous condition, REG may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the biodiesel plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that REG may be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction that require time or money to correct, such event may negatively effect our operations, cash flows and financial performance.
Transportation and Delivery
Because our production facility is not expected to be located on a railway, we may have a separate site for our production facility and our transportation facility. If we do not build a transportation facility, we anticipate trucking most or all of our biodiesel to our customers. We anticipate our target truck area will range from Lincoln, Nebraska on the west, Wichita, Kansas on the Southwest, St. Louis, Missouri on the southeast and Davenport, Iowa on the east. We anticipate our production facility will be one-half mile from Exit 4 on Interstate 35. If we build a transportation facility, we anticipate trucking our product from the production site in Lamoni, Iowa to our transportation facility we anticipate constructing near Osceola in Clarke County, Iowa. We anticipate that this site will have access to railroad for the distribution of our products. Although railroad access to the transportation facility is available, we will need to establish rail service directly to the transportation facility in order to ship biodiesel to our customers. We have not reached a definitive agreement for additional rail sidings or switches, if needed.
Utilities
The biodiesel plant will require a significant and uninterrupted supply of electricity, natural gas and water to operate. We plan to enter into agreements with local electric and water utilities to provide our needed electricity and water. There can be no assurance that we will have a reliable and adequate supply of electricity, natural gas and water. An interruption in the supply of energy or water for any reason, such as supply, delivery or mechanical problems, may require us to halt production. If production is halted for an extended period of time, it may shut down our operations which may affect our ability to generate revenue.
Electricity
We will require a significant supply of electricity. The City of Lamoni, Iowa has agreed to supply us the electricity required at our plant.
Water
We will require a significant supply of water. We have negotiated, but not executed any agreement with a company to provide water to our site. We currently have an oral agreement with Southern Iowa Rural Water Association for water services, but it has not been reduced to writing. The inability to obtain a reliable supply of the necessary water may negatively effect our operations, cash flows and financial performance.

Natural Gas/Alternative Energy Sources
We will require a significant supply of natural gas or other energy sources. We have not yet negotiated, reviewed or executed any agreement with a power company to provide natural gas or other energy sources to our site. The inability to obtain a reliable supply of the necessary natural gas or other energy sources may negatively effect our operations, cash flows and financial performance. We are also exploring the use of other energy sources.
Our Primary Competition
We will operate in a very competitive environment. We will compete with large, multi-product companies and other biodiesel plants with varying capacities. We will face competition for capital, labor, management, feedstock and other resources. Many of our competitors have greater resources than we currently have or will have in the future. Some of our competitors have soy-crushing facilities and are not reliant upon third parties for their feedstock supply. We anticipate that as additional biodiesel plants are constructed and brought on line, the supply of biodiesel will increase. The absence of increased demand may cause prices for biodiesel to decrease. There is no assurance that we will be able to compete successfully or that such competition will not reduce our ability to generate the revenues necessary to operate our plant. We anticipate that our fuels will meet the fuel quality requirements identified by the National Biodiesel Board that are utilized by the petroleum industry to guarantee the quality of the biodiesel to the marketplace.
We expect that additional biodiesel producers will enter the market if the demand for biodiesel continues to increase. In a market for a uniform commodity, such as biodiesel, the methods of competition are generally based upon variables other than the product itself. The uniform nature of the product limits competitive advantage based upon unique or improved product features. Therefore, our proposed plant will compete with other biodiesel producers on the basis of price and, to a lesser extent, delivery service.
In 2005, approximately 75 million gallons of biodiesel were produced in the United States. The National Biodiesel Board currently estimates that fifty-six companies have plans to construct new biodiesel plants. Biodiesel plants are operating or have been proposed in a total of 34 states. Currently, there are four active biodiesel plants in Iowa. At least 12 other companies have proposed plants in Iowa, including plans by Cargill for a 37.5 million gallon plant in Iowa Falls, Iowa, which is set to begin production in April 2006. The Cargill plant will be larger than any plant currently operating in the United States. Another large corporation, Archer Daniels Midland Co., plans to construct a 50 million gallon plant in North Dakota. In addition, Central Iowa Energy has raised capital to construct a 30 million gallon plant in Newton, Iowa. Production capacity in the country is expected to increase by at least 100 million gallons between May 2005 and May 2006. Demand may not rise to meet the increase in supply, and increased production of biodiesel may lead to lower prices. Our company may generate less income as a result, which would decrease our revenues.
Iowa has four facilities that currently produce biodiesel. West Central Cooperative located in Ralston, Iowa produces biodiesel primarily from feedstock produced at its soybean crushing facility. It began producing biodiesel on a small scale in 1996-1997, but constructed a continuous biodiesel production facility in 2002 capable of producing 12 million gallons of biodiesel annually.
A second biodiesel producer in Iowa is Ag Processing Cooperative (Ag Environmental Products) in Sergeant Bluff. This facility produces biodiesel from refined bleached and deodorized soybean oil produced at its solvent extraction processing plant in Eagle Grove, Iowa. Ag Processing has recently announced plans for plant expansion. The expansion is expected to increase its production of biodiesel to 12 million gallons per year.
The third biodiesel production facility in Iowa is Soy Solutions located in Milford, Iowa. This is a “stand-alone” facility that purchases soybean oil from the market. The facility produces less than 3 million gallons annually, and utilizes virgin soybean oil as its sole feedstock.
Finally, the Biomass Energy Conversion Facility in Nevada, which was created seven years ago by the Iowa Energy Center, recently underwent renovations funded in part by Mid-States Biodiesel of Hampton and Superior Process Technologies of Minneapolis. Although it previously used a batch process to produce biodiesel, the renovations will allow the plant to produce 60 gallons of biodiesel every hour.

In addition, Western Iowa Energy, LLC plans to build a 30 million gallon plant near Wall Lake, Iowa and Central Iowa Energy, LLC plans to build a 30 million gallon plant near Newton, Iowa.
The following map produced by the National Biodiesel Board indicates the locations of current active plants in the U.S as of January 2006. Active plants are those companies that are actively producing biodiesel. Proposed plants are those companies that are in various stages of development, but are not yet actively producing biodiesel. Companies like ours in the earlier stages of the process may not be represented.
Source: National Biodiesel Board, http://www.biodiesel.org/buyingbiodiesel/producers_marketers/ProducersMap-Existing.pdf
The following table provides a list of the active biodiesel plants in the United States as of January 2006, as reported by the National Biodiesel Board. Again, projects in the early stages of development, like ours, may not be listed.

			Annual
			Production
			Capacity
Company	Location	Feedstock	(mmgy)(1)
Alabama Biodiesel Corporation	Moundville, AL	Soybean Oil	*
Eastman Chemical Company	Batesville, AR	Soybean Oil	6
American Biofuels LLC	Bakersfield, CA	Soybean Oil	5
Biodiesel Industries of Port Hueneme	Port Hueneme, CA	Multi Feedstock	3
Bio-Energy Systems, LLC	Vallejo, CA	*	*
Imperial Western Products	Coachella	Multi Feedstock	8
BioEnergy of Colorado	Denver, CO	Soybean Oil	10
Biofuels of Colorado	Denver, CO	Soybean Oil	6
Rocky Mountain Biodiesel Industries	Berthoud, CO	Multi Feedstock	3

			Annual
			Production
			Capacity
Company	Location	Feedstock	(mmgy)(1)
Purada Processing, LLC	Lakeland, FL	Soybean Oil	18
Peach State Labs	Rome, GA	Soybean Oil	*
US Biofuels Inc.	Rome, GA	Multi Feedstock	3
Pacific Biodiesel	Kahului, HA	Recycled Cooking Oil	0.2
Pacific Biodiesel	Honolulu, HA	Recycled Cooking Oil	1
Ag Processing (AGP)	Sergeant Bluff, IA	Soybean Oil	15
Mid-States Biodiesel	Nevada, IA	Multi Feedstock	0.45
Soy Solutions	Milford, IA	Soybean Oil	2
West Central	Ralston, IA	Soybean Oil	12
Stepan Company	Millsdale, IL	Soybean Oil	11
Griffin Industries	Butler, KY	*	2
Bean Commercial Grease	Belgrade, ME	Recycled Cooking Oil	0.25
FUMPA BioFuels	Redwood Falls, MN	*	3
Minnesota Soybean Processors	Brewster, MN	Soybean Oil	30
Soymor	Glenville, MN	Soybean Oil	30
Missouri Better Bean	Bunceton, MO	Soybean Oil	3
Biodiesel of Mississippi, Inc.	Nettleton, MS	*
Channel Chemical Corporation	Gulfport, MS	Soybean Oil	5
Earth Biofuels	Meridan, MS	Soybean Oil	2
Environmental Alternatives	Newark, NJ	Soybean Oil	13
Earthship Biodiesel, LLC	Taos, NM	Recycled Cooking Oil	0.25
Bently Biofuels	Minden, NV	Multi Feedstock	1
Biodiesel of Las Vegas	Las Vegas, NV	Multi Feedstock	5
American Ag Fuels	Defiance, OH	Soybean Oil	1
Peter Cremer (TRI-NI)	Cincinnati, OH	Soybean Oil	30
Green Country Biodiesel	Chelsea, OK	Soybean Oil	0.75
SeQuential-Pacific Biodiesel, LLC	Salem, OR	Recycled Cooking Oil	1
AGRA Biodiesel	Middletown, PA	Soybean Oil	2
United Oil Company	Pittsburg, PA	Multi Feedstock	2
NuOil	Counce, TN	Soybean Oil	1.5
Biodiesel Industries of Greater Dallas-Fort Worth	Denton, TX	Multi Feedstock	3
Central Texas Biofuels	Giddings, TX	Soybean Oil	*
Corsicana Chemical	Corsicana, TX	Soybean Oil	3

			Annual
			Production
			Capacity
Company	Location	Feedstock	(mmgy)(1)
Huish Detergents	Pasadena, TX		4
Johann Haltermann, LTD	Houston, TX	Soybean Oil	20
Organic Fuels, LLC	Houston, TX	Multi Feedstock	30
Smithfield Bioenergy, LLC	Cleburne, TX	Multi Feedstock	12
SMS Envirofuels	Poteet, TX	Soybean Oil	5
South Texas Blending	Laredo, TX	Beef Tallow	5
Sun Cotton Biofuels	Roaring Springs, TX	Cottonseed Oil	*
Texoga Technologies	Conroe, TX	Soybean Oil	12
Virginia Biodiesel Refinery	New Kent, VA	Soybean Oil	2
Seattle Biofuelds, LLC	Seattle, WA	Soybean Oil	5
Renewable Alternatives	Manitowoc, WI	Soybean Oil
Total Annual Production Capacity			354	(2)

*	Not provided

(1)	Annual Production Capacity only refers to the reported maximum production capability of the facility. It does not represent how many gallons of biodiesel were actually produced at each plant.

(2)	Includes the annual production capacity of plants which chose not to list their production.
The majority of plants, and certainly the largest biodiesel producers utilize soybean oil. This ratio is likely to change over time as more producers design their plants with flexible feedstock capability. Ag Processing, Inc. and Interwest, LLC produce the feedstock for their biodiesel plants, thus they are vertically integrated back to the virgin oil feedstock supply. A majority of the existing plants are “stand-alone” facilities that purchase their feedstock from oilseed processing firms or third-party marketing firms. These biodiesel producers are more reliant upon others and thus have a lower level of feedstock supply security, giving them the flexibility to purchase feedstock from any source with the ability to take advantage of price differences.
Many current plants are capable of using only vegetable oil for a feedstock. We anticipate our plant will be able to use multiple types of feedstock, allowing us to use whichever is cheaper at any given time to produce our biodiesel. The cost of the feedstock is the highest cost associated with biodiesel production. In addition, animal fat based biodiesel also has some favorable advantages to soy-based biodiesel, such as better lubricity and lower nitrogen oxide (NOx) emissions.

Employees
We currently have one administrative employee. In addition, as needed during the completion of the plant construction and commencement of operations, we intend to hire approximately 28 employees. The following table represents the anticipated positions within the plant and the minimum number of individuals we intend to employ for each position:

Position	# Employed
General Manager	1
Operations Manager	1
Financial Assistant	1
Logistics/Scale Operator	1
Electrical/Control Maintenance	1
Facility Maintenance	1
Lab Technician	1
Biodiesel/Pretreatment Lead Day Shift	2
Biodiesel/Pretreatment Lead Night Shift	2
Operations Specialist Day Shift	6
Operations Specialist Night Shift	6
Load/Receive Lead	1
Load/Receive Specialist	4

TOTAL	28
The position titles, job responsibilities and numbers allocated to each position may differ when we begin to employ individuals for each position.
We intend to enter into written confidentiality agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep strictly confidential all proprietary information developed or used by us in the course of our business.
Our success will depend in part on our ability to attract and retain qualified personnel at competitive wage and benefit levels. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, such event may negatively effect our operations, cash flows and financial performance.
Sales and Marketing
We anticipate entering into a marketing contract with West Central Cooperative in which West Central will market all biodiesel, glycerin and fatty acids produced at the facility. We expect West Central to provide market analysis of biodiesel supply and demand; market access to distribution channels developed by West Central; analysis and audit of biodiesel customers, including creditworthiness; marketing specialists and sales representatives to attain and establish sales opportunities and relationships for the facility’s products; transportation and logistics for biodiesel shipments; and to provide invoicing and accounts receivable management. However, we have not entered into any binding agreements regarding the sale and marketing of our biodiesel or glycerin.
We do not plan to hire or establish a sales organization to market any of the products or co-products we produce. Consequently, we will be extremely dependent upon the entities we plan to engage to purchase or market each of our products.

Strategic Partners and Development Services Team
West Central Cooperative
West Central Coopertive is a diversified grain handling and soybean-processing cooperative located in Ralston, Iowa. The corporate headquarters at Ralston, Iowa, acts as the hub for the company’s trade territory and markets products through most of North America and to several foreign destinations. West Central Cooperative operates a licensed public grain warehouse, provides grain marketing services, processes soybeans, and supplies feed, fertilizer, chemicals, and other merchandise. West Central Cooperative has been in soy production and processing since the 1940s, and in the production of biodiesel since 1996.
In 1991, West Central Cooperative constructed a Soy Center that processes soybeans into soy oil and soy meal protein. The Soy Center was expanded in 1996 and currently processes 8 million bushels of soybeans annually.
In 1996, West Central Cooperative constructed a plant that produced 1.5 million gallons of methyl esters per year. In 2002, West Central Cooperative completed construction of a three-story biodiesel plant, which manufactures 12 million gallons of biodiesel annually.
West Central Cooperative is the nation’s largest marketer of biodiesel. West Central Cooperative marketed over 40 million gallons of biodiesel in 2005.
In 2002, West Central and Todd & Sargent formed Renewable Energy Group, LLC (“REG”).
Renewable Energy Group
We expect to be highly dependent upon REG to design and build the facility, but we currently have no definitive binding agreement with them. REG is a joint venture between West Central Cooperative of Ralston, Iowa and Todd & Sargent, Inc. of Ames, Iowa. West Central Cooperative is a farmer owned cooperative that specializes in soy processing operations, including the manufacture and sale of biodiesel and procurement of feedstock. West Central Cooperative has developed a continuous “zero-discharge” transesterification process technology for the production of biodiesel. Todd & Sargent, Inc. is an engineering and construction firm specializing in ag-processing. We expect that as design-builder, REG will engage Crown Iron Works of Roseville, Minnesota to supply plant processing equipment. Crown Iron Works Company is a supplier of oilseed extraction and refining plants and equipment.
The expertise of REG in integrating process and facility design into a construction and operationally efficient facility is very important to the success of the project. REG also has knowledge and support to assist our management team in executing a successful start-up. We will be dependent upon each, and any loss of our relationship with these companies or their affiliates could place us at a competitive disadvantage.
REG has constructed two 30-million gallon per year biodiesel plants. They are scheduled to build six plants in 2006.
Letter of Intent
We have signed letters of intent with REG for the first two phases of construction, which cover the initial engineering, plant and site design and finalization of the contract to build the biodiesel plant, but we have not yet signed a definitive agreement for plant construction. REG’s services will include advice and assistance to us with respect to, among other things, developing and finalizing a business plan and assistance in the presentation of the plan to potential investors and lenders. In exchange for the performance of its initial services, we paid REG $50,000. REG’s additional services will include preparation of general drawings, assistance with permitting, development of the design-build construction agreement, and determination of a final contract price. We will pay REG $150,000 for these additional services. If we use REG to construct our plant, the $150,000 will be credited to the total construction cost. The letters of intent are not binding contracts and either party can terminate the letters of intent at any time. REG has indicated its intention to deliver to us a proposed construction agreement, in which it will serve as our general contractor and provide design and engineering services.

However, REG’s obligation to build the proposed biodiesel plant is not reflected in a binding definitive agreement and we may never execute a binding definitive agreement. If REG were to terminate its relationship with us, we might not be able to obtain debt financing and build the plant, which would force us to abandon our business.
If we enter into a definitive agreement, REG’s services will include, but not be limited to, the following:
•	Providing a preliminary design and construction schedule and price for the design and construction of the biodiesel plant;

•	Designing and building the biodiesel plant; and

•	Assisting us in locating appropriate operational management for the plant.
If we do not execute a definitive, binding design-build agreement with REG, or if REG terminates its relationship with us after initiating construction, we may not be able to obtain a replacement general contractor. Any such event may force us to abandon our business.
Based on preliminary discussions with REG and depending upon the amount of capital raised in this offering and based thereon, the nature of the facility we build (Phase I through Phase IV), we anticipate that the lump sum price for construction of the biodiesel plant will be between $30,970,000 and $45,205,000. However, there is no assurance that the final cost of the plant will not be higher. We cannot guarantee that there will not be any design changes or other cost overruns associated with the construction of the plant. In addition, shortages of steel could also increase the final cost and delay the final completion date of the project. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.
We will also be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.
We have no control over REG or knowledge of how many biodiesel plants it can simultaneously construct. If REG agrees to construct other biodiesel plants at the time that we expect it to construct our biodiesel plant and is unable to construct our plant either timely or successfully as a result, the construction of our plant may either be substantially delayed or canceled.
Construction and Timetable for Completion of the Project
Ascendent Partners completed a formal feasibility study for $35,000. Based upon our feasibility study, we moved forward with the project and entered into an agreement for the first stage of construction with REG to provide assistance in developing a business plan and other information. Subsequently, we entered into an agreement with REG for the second stage of construction for $150,000. We made an initial payment of $50,000 under the agreement. This contract provided for design work setting the size and character of the project. This work is nearly complete and the next payment of $100,000 will be due in May, 2006. We anticipate entering into a design build contract with REG for construction of the plant. This will be negotiated contingent upon successful completion of the equity funding and debt financing.
The seed capital offering was a Regulation D private offering which raised $999,665. We have established a temporary office in Lamoni and staffed it with an administrative assistant. The steps accomplished up though Phase 2 have been funded out of the private investment and grants.
The site for our plant has been selected near Lamoni, Iowa and we have entered into a real estate option agreement with Graceland University for the purchase of this site. We paid Graceland University $15,000 for the option. The site selected is approximately 80 acres on the north side of U.S. Highway 69 and approximately 1/2 mile west of Exit 4 on Interstate 35. The land has been devoted to agriculture and is currently in the Conservation Reserve Program. A Phase 1 Environmental Site Assessment by Terracon Consulting Engineers and Scientists did not identify any recognized environmental conditions (RECs), which, in their opinion would require additional assessment at this time. If we exercise the option, we will pay Graceland $198,500 for the site, with $25,000 payable upon the exercise of the option and the remaining balance due at closing. The term of the option expires on December 31, 2007. The decision as to whether to proceed with Phase III design and construction will be made when equity funding and debt financing assure SIBE that the plant and transportation facility can be successfully completed.

In approximately May or June 2006, as soon as the funding is available, we will enter into a pre-construction services agreement with REG with a payment of $2,500,000 for down payments on equipment and engineering not included in Phase 2.
We have not yet entered into a design-build agreement with REG for the plant, thus, we do not have actual costs of the plant. See the section “ESTIMATED USE OF PROCEEDS” for our estimated costs and uses of funds. The following is a schedule of the steps that need to be completed:
April – June 2006
•	Make a down payment to REG;

•	Obtain construction and environmental permits;

•	Enter into a construction contract with REG;

•	Enter into construction contracts with local contractor as approved by REG;

•	Recruit and retain first key employee; and

•	Secure debt financing.
July – September 2006
•	Develop the trucking capabilities the enterprise will need;

•	Schedule and provide for utility hook ups;

•	Work with West Central Cooperative on acquiring feedstocks; and

•	Begin to schedule oil and chemicals supplies.
October – December 2006
•	Complete utility hook-ups;

•	Recruit, acquire, and train staff as needed;

•	Obtain supplies of feedstocks and chemicals as needed; and

•	Equip lab and train staff for quality testing.
January – March 2007
•	Complete testing of processes and do first pilot run; and

•	Begin production and shipment of product to customers.
Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that we will complete our project in the spring of 2007. However, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy changes relating to biodiesel or this project could cause construction and operation delays. If it takes longer to raise financing, obtain necessary permits or construct the plant than we anticipate, it would delay our ability to generate revenues and make it difficult for us to meet our debt service obligations. This could reduce the value of your units.
We must obtain liability, property and casualty and other policies of insurance prior to the commencement of construction of the plant. Those policies must be maintained during operations. There is no assurance that we will be able to obtain such insurance on acceptable terms or at all. Any failure by us to secure and maintain adequate insurance, with adequate policy limits and self-retention limits, may negatively effect our operations, cash flows and financial performance.
Management and Operational Services Agreement
We anticipate entering into a management operational services agreement with West Central Cooperative to manage the day-to-day operations of the plant, to market our biodiesel and bio-products and to procure our inputs. There is no definitive agreement in place with West Central and there can be no assurances that we will be able to enter into a definitive agreement with West Central on terms favorable to us or at all. We anticipate West Central Cooperative will be responsible for providing a General Manager and Operations

Manager to oversee the business plan and operation of the plant. Additionally, we expect West Central Cooperative will be responsible for procuring our feedstock and our chemical inputs and will market the biodiesel, glycerin and fatty acids we produce.
Regulatory Permits
We will be subject to extensive air, water and other environmental regulations, and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. Our acquisition of many of the various required permits is time-sensitive. Several of these permits, including the air pollution construction and operation permits, storm water discharge permits and others, must be obtained prior to starting construction. Other permits will be required shortly before or shortly after commencement of our operations. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (EPA) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The Iowa Department of Natural Resources (IDNR) and the EPA could also modify the requirements for obtaining a permit. Any such event could significantly increase our operating costs and the capital costs associated with construction of the plant or any future expansion of the plant.
Even if we receive all required permits from the IDNR, we may also be subject to regulations on emissions by the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with construction and operation of the proposed plant. However, we will be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than the IDNR. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Such changes may result in greater regulatory burdens. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, to the detriment of our financial performance.
Air Pollution Construction and Operation Permits
Our preliminary estimates indicate that our facility will be considered a minor source of regulated air pollutants. However, there are a number of emission sources that are expected to require permitting. Biodiesel production involves the emission of various airborne pollutants, including carbon monoxide (CO), oxides of nitrogen (NOx), sulfur dioxide (SO2) and volatile organic compounds (VOCs). We expect to obtain air pollution construction new source permits for each source of emission. In addition, we will need to obtain an air quality permit from the IDNR.
Although our engineer’s preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants, and therefore not subject to Title V or Maximum Achievable Control Technology (MACT) Standards, this could change depending on the results of additional testing, results after the facility begins production, or the changing regulatory environment. Obtaining and maintaining a Title V permit and adhering to MACT standards may involve substantial compliance and management costs, additional capital and a significant delay in obtaining an air permit. If we are required to obtain and maintain a Title V permit, we must find a skilled engineer to work for us to ensure our compliance with Title V and will incur additional engineering expenses. If we are unable to find a skilled engineer to employ, we will be required to hire an engineering firm to ensure our compliance with Title V at a greater expense. In order to comply with applicable air regulations or to avoid having to obtain a Title V air permit, it is possible that we will have to install additional air pollution control equipment or agree to limit production levels to amounts that may be slightly lower than maximum production levels described in this document. These limitations are expected to be made a part of the construction permits. Exceeding these limitations would require us to pursue a Title V air permit and could subject us to expensive fines, penalties, injunctive relief, and civil or criminal law enforcement actions. There is also a risk that the IDNR might reject a Title V air permit application and request additional information, which would further delay start-up and increase expenses.

There is also a risk that regulatory changes might impose additional or different requirements. For example, if the area in which the plant is situated is determined to be a non-attainment area for a particular pollutant, the threshold standards that require a Title V permit might be changed and require us to obtain the permit.
The State of Iowa could enact a State Implementation Plan which would require the imposition of Prevention of Significant Deterioration requirements and the installation of Best Available Control Technologies for any future modifications or expansions of the plant. Any such event would significantly increase the operating costs and capital costs associated with any future expansion or modification of the plant.
New Source Performance Standards
We anticipate that the plant will also be subject to the New Source Performance Standards. Duties imposed by the New Source Performance Standards include initial notification, emission limits, compliance and monitoring requirements and record keeping requirements.
Storm Water Discharge Permit and Other Water Permits
Before we can begin operation of our plant, we must obtain an Industrial Storm Water Discharge Permit (General Permit #1) from the Iowa Department of Natural Resources, “IDNR”. This general permit will be issued after two public notices and the preparation of a Storm Water Pollution Prevention Plan that outlines various measures we plan to implement to prevent storm water pollution. Other compliance and reporting requirements would also apply.
Prior to the commencement of construction of the plant, we will also likely be required to file a notice of intent and application for a Construction Site Storm Water Discharge Permit. If the IDNR does not object to the notice of intent, we could begin construction and allow storm water discharge fourteen days after the filing. As part of the application for the Construction Site Storm Water Discharge Permit, we will need to prepare a construction site erosion control plan. We would also be subject to certain reporting and monitoring requirements. We anticipate, but there can be no assurances, that we will be able to obtain these permits.
Spill Prevention, Control and Countermeasures Plan
Before we can begin operations, we must prepare a Spill Prevention Control and Countermeasure plan. The plan must be reviewed and certified by a professional engineer.
Risk Management Plan
Under the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. It is anticipated that our plant will use methanol, hydrochloric acid (HC1) and caustic soda (NaOH) to produce our biodiesel. It is likely we will be required to establish a plan to prevent spills or leaks of these substances and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of these substances into the surrounding area. We will need to conduct a hazard assessment and prepare models to assess the impact of any release of such substances into the surrounding area. The program will be presented at one or more public meetings. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use of those regulated substances.
Nuisance
Even if we receive all EPA and Iowa environmental permits for construction and operation of the plant, we may be subject to the regulations on emissions by the EPA. Our activities could subject us to nuisance, trespass or similar claims by employees or property owners or residents in the vicinity of the plant. Any such claims, or increased costs to address complaints, may reduce our cash flows and have a negative impact on our financial performance.

We are not currently involved in any litigation involving nuisance claims.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Our Amended And Restated Operating Agreement provides that our initial board of directors will be comprised of no fewer than 3 and no more than 13 members. We currently have 8 directors on our board of directors. The initial board of directors will serve until the first annual or special meeting of the members following the date on which substantial operations of the biodiesel plant commence. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our Amended And Restated Operating Agreement which could be difficult to accomplish.
The Amended And Restated Operating Agreement provides for a staggered board of directors, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, one-third of the total number of directors will be elected by the members each year. Prior to expiration of the initial directors’ terms, the initial directors shall conduct a lottery to separately identify the director positions to be elected. Each director position will be designated as either Group I (serving one year), Group II (serving two years) and Group III (serving three years).
Identification of Directors, Executive Officers and Significant Employees
The following table shows the directors and officers of Southern Iowa BioEnergy LLC as of the date of this prospectus:

Director	Office
William Higdon	Chairman, President and Director
Leon Kessel	Vice Chairman and Director
Alan Elefson	Treasurer and Director
Randy Layton	Secretary and Director
J.R. Cornett	Director
William Morain	Director
Jack Cooley	Director
J. Scott Sunderman	Director
Business Experience of Directors and Officers
The following is a brief description of the business experience and background of our officers and directors.
Dr. William T. Higdon, President and Director, Age 76– 12604 Elk Ridge Rd., Lamoni, IA 50140
Dr. Higdon has been a farmer near Lamoni, Iowa for the last four years. Prior to that, Dr. Higdon was the Director of Educational Marketing for Gateway Computers. He has an associate of arts degree from Graceland University and a B.S. in Agriculture, M.S. and Ph. D from the University of Missouri, Columbia. He was a Research Chemist for Shell Development Company in Houston, Texas before joining the faculty of Graceland University as Chair of the Science and Mathematics Division. He did a post-doctoral study in Academic Administration at the University of Michigan, Ann Arbor in preparation for fourteen years as President of Graceland University. He has served as Marketing Director for Hawthorne Machinery Co, a Caterpillar dealer, in San Diego, CA and as Director of Business Education for Gateway. He currently serves a Chair of Outreach International, a charitable organization seeking to help the poor.
Dr. Higdon has served as our president and a director since our inception. Pursuant to our Amended And Restated Operating Agreement, Dr. Higdon will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.

Leon Kessel, Vice Chairman and Director, Age 57 – 12301 290th St., Lamoni, IA 50140
Mr. Kessel has been a farmer in the Lamoni area for over ten years. He received an associate degree in diesel technology from Des Moines Area Community College. He is on the Iowa State Farm Bureau Renewable Energy Committee, South Central Cooperative board of directors and the Lamoni SAFE Coalition. In addition, he is a member of Decatur County Hospital Board of Trustees. Mr. Kessel is a past president of Decatur County Farm Bureau and is currently the Decatur County voting delegate. Mr. Kessel worked for Caterpillar from 1972 to 1986.
Mr. Kessel has served as a director since our inception. Pursuant to our Amended And Restated Operating Agreement, Mr. Kessel will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.
Alan Elefson, Treasurer and Director, Age 50 – 30277 US Highway 69, Lamoni, IA 50140
Mr. Elefson has over twenty years experience in the banking industry, working primarily in commercial and agricultural lending. He has worked for Bank of the West (formerly Commercial Federal Bank) since January 1985 and is currently a commercial lender for the bank in Lamoni, Iowa. In addition, Mr. Elefson owns and operates an approximately 120-acre farm in Lamoni, Iowa. He serves as a member of the loan committee for Southern Iowa Council of Government and Grow Iowa Foundation, Inc. He is a director for Lamoni Development Corporation, Decatur County Development Corporation and a former director of South Central Iowa Community Foundation. He is also a member of Decatur County Enterprise Zone Commission.
Mr. Elefson has served as our treasurer and a director since May 4, 2005. Pursuant to our Amended And Restated Operating Agreement, Mr. Elefson will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.
Randy F. Layton, Secretary and Director, Age 46 – 204 S.E. 3rd, Leon, IA 50144
Mr. Layton served as our project coordinator until December 31, 2005. From January 2003 through October 2005, Mr. Layton managed farming operations for the Lois J. Veatch Trust. Additionally, from June 1991 through December 2002, Mr. Layton served as plant manager for Ideal Ready Mix Company, Inc. He is a member of the board of directors of Decatur County Development Corporation.
Mr. Layton has served as our secretary and a director since our inception. Pursuant to our Amended And Restated Operating Agreement, Mr. Layton will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.
J.R. Cornett, Director, Age 57 – 31578 Townline Rd., Davis City, IA 50065
Mr. Cornett owns and operates a farm which includes row crops and cattle. In addition, Mr. Cornett serves as a County Supervisor for Decatur County, Iowa., a position he has held since October 2001. From April 1994 through April 2001, Mr. Cornett was a general manager for MFA, Inc., responsible for managing multiple Iowa operations, including cooperative centers, fertilizer plants, grain operations and custom chemical plants. Mr. Cornett is a past director for Farmer’s Bank of Northern Missouri and North Missouri Bank Shares.
Mr. Cornett has served as a director since our inception. Pursuant to our Amended And Restated Operating Agreement, Mr. Cornett will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.
Jack Cooley, Director, Age 62 – 1610 240th Ave., Osceola, IA 50213
Mr. Cooley owns and manages an approximately 500-acre farm with row crops and cattle. He has done so since June of 1964. He is also a co-owner of Osceola Rentals, which operates an apartment complex. Mr. Cooley is a member and vice chairman of Clarke County Board of Supervisors. In addition, he serves as vice president of both Coyote Canyon Lake Commission and South Central Iowa Community Action Program.

Mr. Cooley has served as a director since May 4, 2005. Pursuant to our Amended And Restated Operating Agreement, Mr. Cooley will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.
Dr. William D. Morain, Director, Age 63 – 408 S. State St., Lamoni, IA 50140
Dr. Morain is a board certified plastic surgeon and currently serves as vice-chairman of Community Health Centers of Southern Iowa. In addition, Dr. Morain has served as editor-in-chief of the Annals of Plastic Surgery, a monthly professional medical journal since January 1992. Previously, he was a professor of surgery at Dartmouth Medical School. He received his medical degree from Harvard University and completed his postdoctoral surgical training at Harvard Medical Center and Stanford Medical Center. He is president of Decatur County Development Corporation, secretary of Lamoni Development Corporation, vice president of the Lamoni School Board and a member of the board of directors of the Iowa Association of School Boards.
Dr. Morain has served as a director since our inception. Pursuant to our Amended And Restated Operating Agreement, Dr. Morain will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.
J. Scott Sunderman, Director Age 46 – 319 E. Clark St., Clarinda, IA 51632.
Mr. Sunderman currently is a vice president for Bank Iowa in Clarinda, Iowa and Villisca, Iowa. Mr. Sunderman has been with Bank Iowa since 2002. He worked as a vice president for Okey Vernon First National Bank in Corning, Iowa from 1986 to 2002. Prior to that, he was a loan officer with Plains State Bank in Plains, Kansas from 1982 to 1986. Mr. Sunderman attended Iowa Western Community College in Clarinda, Iowa and is a graduate of Panhandle State University in Goodwell, Oklahoma with a degree in Ag Business.
Mr. Sunderman has served as a director since October, 2005. Pursuant to our Amended And Restated Operating Agreement, Mr. Sunderman will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our units as of January 19, 2006 by our directors and officers and each person or entity known by us to be the beneficial owner of more than five percent of our outstanding units.

Directors and				Percentage of Total After the Offering
Officers	Name and Address of	Amount and Nature	Percent of Class	Maximum Units	Minimum Units Sold
Title of Class	Beneficial Owner	of Beneficial Owner	Prior to Offering	Sold in Offering	in Offering

Membership Units	William T. Higdon 12604 Elk Ridge Road Lamoni, IA 50140	$35,000	3.50%	.11%	.20%

Membership Units	Leon Kessel 12301 290th Street Lamoni, IA 50140	$80,000	8.00%	.26%	.46%

Membership Units	J.R. Cornett 31578 Townline Road Davis City, IA 50065	$60,000	6.00%	.19%	.34%

Membership Units	Randy F. Layton 204 S.E. 3rd Leon, IA 50144	$15,000	1.50%	.05%	.09%

Directors and				Percentage of Total After the Offering
Officers	Name and Address of	Amount and Nature	Percent of Class	Maximum Units	Minimum Units Sold
Title of Class	Beneficial Owner	of Beneficial Owner	Prior to Offering	Sold in Offering	in Offering

Membership Units	William D. Morain 408 S. State Street Lamoni, IA 50140	$50,000	5.00%	.16%	.29%

Membership Units	Jack Cooley 1610 240th Avenue Osceola, IA 50213	$30,000	3.00%	.10%	.17%

Membership Units	Alan Elefson 30277 US Highway 69 Lamoni, IA 50140	$7,667	0.77%	.02%	.04%

	Total:	$277,667	27.77%	.89%	1.59%

Beneficial				Percentage of Total After the Offering
Owners	Name and Address of	Amount and Nature	Percent of Class	Maximum Units	Minimum Units Sold
Title of Class	Beneficial Owner	of Beneficial Owner	Prior to Offering	Sold in Offering	in Offering

Membership Units	Loring and Phyllis Miller 306 SW Church Street Leon, IA 50144	$50,000	5.00%	.16%	.29%

Membership Units	Morris Yoder 26366 Popcorn Road Weldon, IA 50264	$100,000	10.00%	.32%	.57%

	Total:	$150,000	15.00%	.48%	.86%
EXECUTIVE COMPENSATION
William Higdon is currently serving as our chairman and president and Leon Kessel is currently serving as our vice chairman. Alan Elefson is our treasurer, and Randy Layton is our secretary. We do not currently compensate our executive officers.
We do not have any other compensation arrangements with our directors and officers.
Employment Agreements
We have no employment agreements with any executive officer or director. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.
Reimbursement of Expenses
We reimburse our officers and directors for expenses incurred in connection with their service.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our Amended And Restated Operating Agreement provides that none of our directors or members will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit. It also does not eliminate or limit a director’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange

Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
Under Iowa law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Iowa law permits, and our Amended And Restated Operating Agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since our inception, we have engaged in transactions with related parties. Our initial directors constitute our founding members. As such, we currently do not have outside directors or unaffiliated unit holders to evaluate related party transactions.
Transactions with Renewable Energy Group
We have signed letters of intent with REG for the first two steps of construction, which cover the initial engineering, plant and site design and finalization of the contract to build the biodiesel plant, but we have not yet signed a definitive agreement for plant construction. The letters of intent are not binding contracts and either party can terminate the letters of intent at any time. REG’s obligation to build the proposed biodiesel plant is not reflected in a binding definitive agreement and we may never execute a binding definitive agreement. If REG were to terminate its relationship with us, we might not be able to obtain debt financing and build the plant, which would force us to abandon our business. If we enter into a definitive agreement, REG’s services will include, but not be limited to, the following:
•	Providing a preliminary design and construction schedule and price for the design and construction of the biodiesel plant;

•	Designing and building the biodiesel plant; and

•	Assisting us in locating appropriate operational management for the plant.
If we do not execute a definitive, binding design-build agreement with REG, or if REG terminates its relationship with us after initiating construction, we may not be able to obtain a replacement general contractor. Any such event may force us to abandon our business.
From our inception, REG has assisted us with development of our project. As a result, REG is a related party due to its qualification as a promoter under Item 404 of Regulation S-B of the Securities Act of 1933. However, we believe that the terms of our arrangements with REG and all future transactions are and will be as favorable to us as those generally available from unaffiliated third parties. Further, our directors’ investment interest in our plant is directly adverse to REG’s interest in its contracts. We believe these adverse interests constitute sufficient protection to justify our lack of independent directors.
Transactions with West Central Cooperative
We anticipate entering into a management operational services agreement with West Central Cooperative to manage the day-to-day operations of the plant, to market our biodiesel and bio-products and to procure our inputs. There is no definitive agreement in place with West Central and there can be no assurances that we will be able to enter into a definitive agreement with West Central on terms favorable to us or at all. We anticipate West Central Cooperative will be responsible for providing a General Manager and Operations Manager to oversee the business plan and operation of the plant. Additionally, we expect West Central Cooperative will be responsible for procuring our feedstock and our chemical inputs and will market the biodiesel, glycerin and fatty acids we produce.

Transactions with Jack Cooley, one of our initial members and directors.
We entered into a real estate installment contract with Jack Cooley, one of our initial members and directors, for the purchase of 13 acres of land in Osceola, Iowa, where we anticipate our separate transportation facility (if constructed) will be located. Under the terms of the real estate installment contract, we paid Mr. Cooley $30,000 at execution of the agreement and $100,000 on October 3, 2005 to satisfy the contract, for a total purchase price of $130,000.
The terms of our real estate installment contract with Jack Cooley may or may or may not be as favorable to us as those generally available from unaffiliated third parties. However, a majority of our disinterested directors approved the real estate installment contract with Jack Cooley. We believe that all future transactions with Jack Cooley will be no less favorable to us than those generally available from unaffiliated third parties and will also be approved by a majority of disinterested directors.
The Company entered into an agreement with Decatur County Development Corporation to serve as consultant for the development of the project. Under the agreement, the Company will pay Decatur County Development Corporation $7,500. Dr. William D. Morain, Leon Kessel, Alan Elefson, J.R. Cornett and Randy Layton, all initial directors of the Company, are directors of the Decatur County Development Corporation. In addition, an initial director of the Company is the husband of the executive director of the Decatur County Development Corporation.
Transactions with Randy Layton, one of our initial members and directors.
Randy Layton, one of our members and directors served as our project coordinator from March 15, 2005 until December 31, 2005. Under the terms of our agreement with Mr. Layton, we paid him $26,783 to provide consulting and project development services.
PLAN OF DISTRIBUTION
Before purchasing any units, an investor must execute a subscription agreement and a promissory note and security agreement and sign our Amended And Restated Operating Agreement. The subscription agreement contains, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our Amended And Restated Operating Agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.
The Offering
We are offering, on a best efforts basis, a minimum of 20,000 units and a maximum of 30,250 units at a purchase price of $1,000 per unit. You must purchase a minimum of 20 units to participate in the offering. You may purchase any number of additional units. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our directors, as listed on page 6 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales. Our directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.
Our minimum offering amount is $20,000,000 and our maximum offering amount is $30,250,000. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to [one year date], after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 32,422 units issued and outstanding if we sell the maximum number of units offered in this offering and 22,172 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes 2,172 units issued to our founding members and in our previous seed capital private placement.
Investments will be held in escrow until the earliest of (1) we have satisfied all the requirements necessary to break escrow; (2) [one year and one day from the effective date of this registration statement]; or (3) termination of the offering. However, if prior to the termination of the offering, we have sold membership units equal to the minimum offering amount and the Company has advised the purchasers of those membership units to remit to the escrow agent the balance of the purchase price, then the escrow may continue beyond the termination of the offering until all funds have been paid and the conditions for releasing the funds have been satisfied. In no event, however, shall such date be later than three months following the termination of the offering. If we are unable to satisfy the requirements to break escrow and the offering is terminated, you will receive a prompt refund of your funds.
Our directors, officers and affiliates will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our Amended And Restated Operating Agreement, and will, therefore, be purchased for investment, rather than resale. There are no limits on the amount of units directors, officers and affiliates may purchase in this offering.
You should not assume that we will sell the $20,000,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which Southern Iowa BioEnergy LLC is managed. These investors may influence the business in a manner more beneficial to them than to other investors.
We plan to register the offering only with the Iowa, Missouri, Kansas, Illinois and Alaska state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Iowa, Missouri, Kansas, Illinois and Alaska. This limitation may result in the offering being unsuccessful. The board of directors in its sole discretion may choose to register in other states.
We are expecting to incur offering expenses in the amount of approximately $300,000 to complete this offering.
Suitability of Investors
Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint (husband and wife) basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
Each subscriber must make written representations that, among other things, he/she/it:
•	is purchasing such units for the purpose of investment and not for resale;

•	has been encouraged to rely upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•	will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.
Subscription Period
The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $30,250,000; or (2) [one year from the effective date of this registration statement]. However, we may close the offering any time prior to [one year from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $20,000,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to Southern Iowa BioEnergy LLC and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.
This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.
Subscription Procedures
Before purchasing any units, you must complete the subscription agreement included as exhibit C to this prospectus, draft a check payable to “Great Western Bank, Escrow Agent for Southern Iowa BioEnergy LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our Amended And Restated Operating Agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the Amended And Restated Operating Agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.
Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 30 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow.
The promissory note is full recourse which means that you will be liable for the balance due and that if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus interest plus any amounts we spend to collect the balance. We will also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year from the date on which payment was due. We will also retain the initial 10% payment made by the subscriber. Pursuant to the terms of the promissory note, we will not be required to give you notice of default under the terms of the promissory note, but upon your failure to make timely payment, we will immediately have the right to pursue you for payment of the balance due by any legal means. By signing the promissory note you will also grant to us a purchase money security interest in any units you own or hereafter acquire to secure your promise to pay the balance due. You also agree to allow us to retain possession of any certificates representing these units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or hereafter acquire.
If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $20,000,000, you will be required to pay the full purchase price immediately upon subscription.
We may, in our sole discretion, reject or accept all or any part of your subscription agreement. We might not consider acceptance or rejection of your application until after we have received subscriptions totaling at least $20,000,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our Amended And Restated Operating Agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription, check, and signature page.
Changes in the offering’s material terms after the registration statement’s effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the year currently contemplated; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.
If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.
Escrow Procedures
Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Great Western Bank, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. Those conditions are (1) cash proceeds from unit sales deposited in the escrow account equal or exceed the minimum offering amount of $20,000,000, exclusive of interest; (2) we have obtained a written debt financing commitment of at least $18,750,000; (3) we have elected, in writing, to terminate the escrow agreement; and (4) the escrow agent has provided an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied.
In addition to holding funds in one or more bank accounts, we will invest the escrow funds in short-term certificates of deposit issued by a bank and/or short-term securities issued by the United States government. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from date of effectiveness of this registration statement] or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to [one year from the effective date of this registration statement]. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to [one year from the effective date of this registration statement], the escrow account will continue for 3 months from that date to allow us sufficient time to collect the 90% balance. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $20,000,000 at the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.
We may terminate the offering prior to closing the offering in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:
•	If we determine in our sole discretion to terminate the offering prior to [one year from effective date of this registration statement]; or

•	If we do not raise the $20,000,000 minimum aggregate offering amount by [one year from effective date of this registration statement].
Delivery of Unit Certificates
If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS – Restrictive Legend on Membership Certificates.”
Summary of Promotional and Sales Material
In addition to and apart from this prospectus, we may use certain sales materials in connection with this offering. The materials may include, among other things, a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales materials. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such materials do not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.

DESCRIPTION OF MEMBERSHIP UNITS
An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Currently, there are 77 unit holders in the Company. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor’s membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of the membership would result in the loss of other rights such as the right to vote at our member meetings.
Membership Units
Ownership rights in us are evidenced by units. There is one class of membership units in Southern Iowa BioEnergy LLC. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the Amended And Restated Operating Agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
Voting Limitations
Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.

Loss of Membership Rights
Although we are managed by our directors, our Amended And Restated Operating Agreement provides that certain transactions, such as amending our Amended And Restated Operating Agreement or dissolving the company, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:
•	to receive a share of our profits and losses;

•	to receive distributions of our assets, if and when declared by our directors;

•	to participate in the distribution of our assets in the event we are dissolved or liquidated;

•	to access information concerning our business and affairs at our place of business; and

•	to vote on matters coming before a vote of the members.
Our Amended And Restated Operating Agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our Amended And Restated Operating Agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
Investors whose membership has been terminated but who continue to own units will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
If you transfer your units, and the transfer is permitted by the Amended And Restated Operating Agreement, or has been approved by the board of directors, then the transferee will be admitted as a substituted member of Southern Iowa BioEnergy LLC only if the transferee:
•	agrees to be bound by our Amended And Restated Operating Agreement;

•	pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	delivers, upon our request, any evidence of the authority such person or entity has to become a member of Southern Iowa BioEnergy LLC; and

•	delivers, upon our request, any other materials needed to complete transferee’s transfer.
The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our Amended and Restated Operating Agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.
Distributions
Distributions are payable at the discretion of our board of directors, subject to the provisions of the Iowa Limited Liability Company Act, our Amended And Restated Operating Agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.
Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to unit holders in proportion to the number of units owned as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources); however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our unit holders in proportion to the units held and in accordance with our Amended And Restated Operating Agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.
We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed biodiesel plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to unit holders will depend on numerous factors, including:
•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for biodiesel generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our Amended And Restated Operating Agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.
Allocation of Profits and Losses
Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.
Special Allocation Rules
The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our Amended And Restated Operating Agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.
Restrictions on Transfers of Units
The units will be subject to certain restrictions on transfers pursuant to our Amended And Restated Operating Agreement. In addition, transfers of the units may be restricted by federal and state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
We have restricted the ability to transfer units to ensure that Southern Iowa BioEnergy LLC is not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our Amended And Restated Operating Agreement, no transfer may occur without the approval of our board of directors. Our board of directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, including the following:
•	Transfers by gift to the member’s descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.
Any transfer in violation of the publicly traded partnership requirements or our Amended And Restated Operating Agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate that such a market will develop.
The units are unsecured equity interests in Southern Iowa BioEnergy LLC and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.
SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT
Statements contained in this section of the prospectus regarding the contents of our Amended And Restated Operating Agreement are not necessarily complete, and reference is made to the copy of our Amended And Restated Operating Agreement filed as exhibit B to this prospectus.
Binding Nature of the Agreement
We will be governed primarily according to the provisions of our Amended And Restated Operating Agreement and the Iowa Limited Liability Company Act. Among other items, our Amended And Restated Operating Agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in Southern Iowa BioEnergy LLC, you will be bound by the terms of our Amended And Restated Operating Agreement. Its provisions may not be amended without the approval the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
Management
Initially, the total number of initial directors of Southern Iowa BioEnergy LLC shall be a minimum of 3 and a maximum of 13. The current directors and their business experience are set out in further detail in “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” Prior to any action by the Members to change or fix the number of directors, the number of directors may be changed from time to time within that variable range by the directors. However, once the members have taken action to change or fix the number of directors, the directors shall no longer have any authority to change the number of directors from the number last approved by the Members, unless and until such authority is granted to the directors by the members.
Nominations for directors may be made by the nominating committee of the board of directors or by the board of directors as a whole. Members may also nominate candidates for our board by giving advance written notice to Southern Iowa BioEnergy LLC with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units.
No matter may be submitted to the members for approval without the prior approval of the board of directors. This means that the board of directors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of directors until after substantial completion of the plant.
Our Amended And Restated Operating Agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.
Our directors must elect a chairman who will preside over any meeting of the board of directors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act.
According to our Amended And Restated Operating Agreement, the directors may not take the following actions without the unanimous consent of the members:
•	Cause or permit Southern Iowa BioEnergy LLC to engage in any activity that is inconsistent with our purposes;

•	Knowingly act in contravention of the Amended And Restated Operating Agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the Amended And Restated Operating Agreement;

•	Possess our property or assign rights in specific company property other than for Southern Iowa BioEnergy LLC’s purpose; or

•	Cause us to voluntarily take any action that would cause our bankruptcy.
In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause Southern Iowa BioEnergy LLC to:
•	Merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	Confess a judgment against us in an amount in excess of $500,000;

•	Issue units at a purchase price of less than $250 per unit;

•	Issue more than 50,000 units; or

•	Cause the Company to acquire any equity or debt securities of any director or any of its affiliates, or otherwise make loans to any director or any of its affiliates.

Replacement of Directors
Our Amended And Restated Operating Agreement defines a procedure to replace the board in staggered terms, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and, at that point, one-third of the total number of directors will be elected by the members each year. The directors shall be placed into groups by resolution of the initial board of directors prior to the expiration of the initial term. These procedures provide that replacement directors may be nominated either by the board of directors or by the members upon timely delivery of a petition signed by investors holding at least five percent of the outstanding units, provided that the members also meet other requirements, all of which are described in our Amended And Restated Operating Agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, or less than 60 days prior to the annual meeting of our members.

Members’ Meetings and Other Members’ Rights
There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.
Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than five days in advance of such meetings.
In order to take action at a meeting, members holding at least 30% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our Amended And Restated Operating Agreement or by the Iowa Limited Liability Company Act.
For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.
We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
A unit holder’s ability to transfer units is restricted under our Amended And Restated Operating Agreement. Unit holders may not transfer their units prior to the date upon which substantial operations of our facilities commence, unless such transfer is:
•	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to or in trust for the investor’s descendants or spouse.
Following the date upon which substantial operations of our facilities commence, investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our Amended And Restated Operating Agreement and:
•	Has been approved by our directors in accordance with the terms of the Amended And Restated Operating Agreement; or

•	The transfer is made to any other member or to any affiliate or related party of another member or the transferring member.

To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our Amended And Restated Operating Agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.
Amendments
Our Amended And Restated Operating Agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member’s financial rights or modify the liability of a member, without that member’s consent. The Amended And Restated Operating Agreement defines financial rights as a member’s share of profits and losses, the right to receive distributions of the company’s assets and the right to information concerning the business and affairs of the company.
Dissolution
Our Amended And Restated Operating Agreement provides that a voluntary dissolution of Southern Iowa BioEnergy LLC may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in Southern Iowa BioEnergy LLC. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Southern Iowa BioEnergy LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Southern Iowa BioEnergy LLC. Although we will furnish unit holders with such information regarding Southern Iowa BioEnergy LLC as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.
The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Southern Iowa BioEnergy LLC and a unit holder’s investment in Southern Iowa BioEnergy LLC. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
In the opinion attached as exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.
Partnership Status
Our tax counsel has opined that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.
We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:
•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.
Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.

We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our Amended And Restated Operating Agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:
•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.
Private transfers include, among others:
•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.
Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:
•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.
In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.

Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.
We expect to pay no federal income tax. Instead, as members, investors will be required to report on investors’ income tax return investors’ allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.
Tax Consequences to Our Unit Holders
We have adopted a fiscal year ending October 31 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our taxable income or loss for our taxable year ending October 31, 2005 on his or her 2005 income tax return. A unit holder with a June 30 fiscal year will report his share of our October 31, 2005 taxable income or loss on his income tax return for the fiscal year ending June 30, 2006. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which are unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $1,000.
An investor’s’ initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
The basis of an investor’s units will be decreased, but not below zero, by:
•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of Company debt.
The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:
•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

Except in the case of a taxable sale of a unit or Southern Iowa BioEnergy LLC’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of the company’s net income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Tax Credits to Unit Holders
Small Agri-biodiesel Producer Tax Credit
The Energy Policy Act of 2005 creates a new credit for small agri-biodiesel, which is similar to the small ethanol producers’ credit. Producers with an annual capacity not exceeding 60 million gallons are eligible to receive a credit of 10 cents per gallon for up to 15 million gallons of agri-biodiesel produced. The agri-biodiesel must be sold by such producer to another person: for use by such other person in the production of a qualified biodiesel mixture in such person’s trade or business (other than casual off-farm production); for use by such other person as a fuel in a trade or business; or who sells such agri-biodiesel at retail to another person and places such agri-biodiesel in the fuel tank of such other person; or be used by the producer for any of the foregoing purposes. Because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. We anticipate that our plant will produce 30 million gallons of biodiesel annually and, therefore, we expect to be eligible for the credit. However, if our production exceeds production limits of 60 million gallons a year, we will be ineligible for the credit.
Under current law, the small agri-biodiesel producer tax credit is a “passive” credit. This means that unit holders will be able to utilize the tax credits only to reduce the tax on passive activity income. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Passive Activity Income.” Although we would generate passive income for our unit holders, there can be no assurance when, if ever, we will generate passive income allowing the use of credits. Further, each unit holder may have other sources of passive activity income or loss that will affect the ability to utilize the credits. Unused credits may be carried forward to offset tax on passive activity income in future years.
The American Jobs Creation Act of 2004 changed the tax law for tax years beginning after December 31, 2004, to allow the credit to reduce the Alternative Minimum Tax.
The small agri-biodiesel producer tax credit is set to expire on December 31, 2008. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2008.
Deductibility of Losses; Basis, At-Risk, and Passive Loss Limitations
Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:
•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of the Company’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in the company to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.
Passive Activity Income
If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Southern Iowa BioEnergy LLC on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our Amended And Restated Operating Agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our Amended And Restated Operating Agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the Amended And Restated Operating Agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The Amended And Restated Operating Agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the Amended And Restated Operating Agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Tax Consequences Upon Disposition of Units
Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.
Effect of Tax Code Section 754 Election on Unit Transfers
The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.
If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
Our Amended And Restated Operating Agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the biodiesel plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.
Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.
The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of the company. Our Amended And Restated Operating Agreement provides for board designation of the Tax Matters Member. Currently, Alan Elefson is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.
State and Local Taxes
In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL MATTERS
Southern Iowa BioEnergy LLC is not a party to any pending legal proceedings.
EXPERTS
The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, has audited our financial statements at October 31, 2005, as set forth in their report appearing in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.

TRANSFER AGENT
We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 100 F. Street NE, Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our Amended And Restated Operating Agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Southern Iowa BioEnergy, LLC
Lamoni, Iowa
We have audited the accompanying balance sheet of Southern Iowa BioEnergy, LLC (a development stage company), as of October 31, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (January 26, 2005) to October 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Iowa BioEnergy, LLC, (a development stage company) as of October 31, 2005, and the results of its operations and its cash flows for the period from inception (January 26, 2005) to October 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
December 2, 2005

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
BALANCE SHEET
Assets

	January 31,	October 31,
	2006	2005
	(Unaudited)	(Audited)

CURRENT ASSETS
Cash and Cash Equivalents	$521,741	$618,078

Total Current Assets	521,741	618,078

PROPERTY, PLANT AND EQUIPMENT
Land	190,000	190,000
Furniture & Fixtures	2,049	2,049

	192,049	192,049
Accumulated Depreciation	(459)	(306)

Net Property, Plant and Equipment	191,590	191,743

OTHER ASSETS
Deferred Offering Costs	45,301	16,396
Land Option	15,000	—

Total Other Assets	60,301	16,396

TOTAL ASSETS	$773,632	$826,217

The accompanying notes are an integral part of the financial statements.

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
BALANCE SHEET
Liabilities and Members’ Equity

	January 31,	October 31,
	2006	2005
	(Unaudited)	(Audited)

CURRENT LIABILITIES
Current Maturities of Long-Term Note	$10,000	$10,000
Accounts Payable	43,205	18,278

Total Current Liabilities	53,205	28,278

LONG-TERM LIABILITIES — Net of Current Maturities
Note Payable	40,000	40,000

COMMITMENTS AND CONTINGENCIES

MEMBERS’ EQUITY
Member contributions — 2,172 Units Outstanding At January 31, 2006 and October 31, 2005	956,164	956,164
Deficit Accumulated During Development Stage	(275,737)	(198,225)

Total Members’ Equity	680,427	757,939

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$773,632	$826,217

The accompanying notes are an integral part of the financial statements.

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
STATEMENT OF OPERATIONS

	Three Months	Three Months	From Inception	From Inception
	Ended	Ended	(Jan. 26, 2005)	(Jan. 26, 2005)
	January 31,	January 31,	Through October	Through January
	2006	2005	31, 2005	31, 2006
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)

Revenues	$—	$—	$—	$—

Cost of Revenues	—	—	—	—

Gross Profit	—	—	—	—

Total Operating Expenses	82,315	—	232,459	314,774

Operating Loss	(82,315)	—	(232,459)	(314,774)

Other Income (Expense)
Grant Income	—	—	30,000	30,000
Interest Income	4,803	—	4,234	9,037
Total Other Income	4,803	—	34,234	39,037

Net Loss	$(77,512)	—	$(198,225)	$(275,737)

Weighted Average Units Outstanding	2,172	405	937	1,786

Net Loss Per Unit	$(36)	$—	$(212)	$(154)

The accompanying notes are an integral part of the financial statements.

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
STATEMENT OF MEMBERS’ EQUITY
Period from January 26, 2005 (Date of Inception) to January 31, 2006

			Deficit
		Capital	Accumulated During
	Totals	Contributions	Development Stage

Balance — Inception, January 26, 2005	$—	$—	$—

Units Subscribed — 405 Units, $333.33 per unit, January 2005	135,000	135,000	—
Less units subscribed receivable	(135,000)	(135,000)
Unit Subscribed	—	—	—

Balance — January 31, 2005 (Unaudited)	—	—	—

Collection of units subscribed receivable	135,000	135,000	—

Capital Contributions — 113 Units, $333.33 per unit, May, 2005	37,665	37,665	—

Capital Contributions — 13 Units, $500 per unit, June 2005	6,500	6,500	—

Capital Contributions — 1,641 Units, $500.00 per unit, October, 2005	820,500	820,500	—

Costs of Raising Capital	(43,501)	(43,501)	—

Net Loss for the Period	(198,225)	—	(198,225)

Balance — November 1, 2005 (Audited)	757,939	956,164	(198,225)

Net Loss for the Period	(77,512)	—	(77,512)

Balance — January 31, 2006 (Unaudited)	$680,427	$956,164	$(275,737)

The accompanying notes are an integral part of the financial statements.

\

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
STATEMENT OF CASH FLOWS

	Three Months	Three Months	From Inception	From Inception
	Ended	Ended	(Jan. 26, 2005)	(Jan. 26, 2005)
	January 31,	January 31,	Through October	Through January
	2006	2005	31, 2005	31, 2006
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(77,512)	$—	$(198,225)	$(275,737)
Adjustments to Reconcile Net Loss to Net Cash
Provided by (Used in) Operating Activities:
Depreciation	153	—	306	459
Change in Assets and Liabilities:
Accounts Payable	20,023	—	6,889	26,912

Net Cash Used in Operating Activities	(57,336)	—	(191,030)	(248,366)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for Land Option	(15,000)	—	—	(15,000)
Expenditures for Property, Plant and Equipment	—	—	(142,049)	(142,049)

Net Cash Used in Investing Activities	(15,000)	—	(142,049)	(157,049)

CASH FLOWS FROM FINANCING ACTIVITIES
Membership Contributions	—	—	999,665	999,665
Payments for Cost of Raising Capital	—	—	(43,501)	(43,501)
Payments for Deferred Offering Costs	(24,001)	—	(5,007)	(29,008)

Net Cash Provided by Financing Activities	(24,001)	—	951,157	927,156

Net Increase (Decrease) in Cash and Cash Equivalents	(96,337)	—	618,078	521,741
Cash and Cash Equivalents — Beginning of Period	618,078	—	—	—

Cash and Cash Equivalents — End of Period	$521,741	$—	$618,078	$521,741

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Deferred Offering Costs in Accounts Payable	$16,293	$—	$11,389	$16,293

Land Purchased with Note Payable	$—	$—	$50,000	$50,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$—	$—	$—	$—

The accompanying notes are an integral part of the financial statements.

Notes to Financial Statements
Note 1: Organization and Nature of Business
          The Company was organized to fund and construct a 30 million gallon biodiesel plant with distribution to Midwest states. The proposed plant site is to be located northeast of Lamoni in Decatur County Iowa. Construction is anticipated to begin in 2006. As of January 31, 2006 and October 31, 2005, the Company is in the development stage with its efforts being principally devoted to organizational, project feasibility, equity raising, and permitting activities.
Note 2: Summary of Significant Accounting Policies
          The significant accounting practices and policies are summarized below.
     Fiscal Reporting Period
          The Company adopted a fiscal year ending October 31 for reporting financial operations.
     Use of Estimates
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
          Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.
     Cash and Cash Equivalents
          For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.
     Credit Risk – Financial Institutions
          The Company maintains cash balances with the local financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000.
     Fair Value of Financial Instruments
          The Company’s financial instruments include cash and notes payable, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at January 31, 2006 and October 31, 2005, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.
     Property, Plant and Equipment
          Land and equipment, including significant improvements thereto, are recorded at cost. Maintenance and repairs are expensed as incurred. Depreciation for financial statement purposes is computed using the straight-line methods at rates calculated to amortize the cost over the estimated useful lives of the assets.

Notes to Financial Statements (Continued)
Note 2: Summary of Significant Accounting Policies (Continued)
     Deferred Offering Costs
          The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.
     Organization and Start up Costs
          The Company expenses all organizational and start up costs as incurred.
     Advertising
          The Company expenses advertising costs as they are incurred.
     Grants
          The Company will recognize grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. Grant income received for incremental expenses that otherwise would not have been incurred are netted against the related expense.
     Income Taxes
          The Company, as a limited liability company is not subject to income taxes, as the members are taxed individually on their share of the Company’s earnings. Therefore, no provision for federal or state income taxes has been included in these financial statements.
     Allocation of Net Income and Losses
          The Company’s net income or loss is allocated to the members based on their percentage of total unit ownership.
     Recently Issued Accounting Pronouncements
          Management has reviewed recently issued accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.
Note 3: Development Stage Enterprise
          The Company was formed on January 26, 2005 to have an indefinite life. The Company was initially capitalized by contributions from seed capital investors. It is in the planning stages to build a biodiesel plant.

Notes to Financial Statements (Continued)
Note 4: Members’ Equity
     Membership Units
     As specified in the Company’s Articles of Organization, the Company has one class of membership units.
     The Company issued 518 units to its board of directors at a price of $333 per unit.
     Private Placement Memorandum
The Company issued a Private Placement Memorandum dated July 5, 2005 for the sale of 1,654 capital units. The units were offered at a price of $500 per unit. The maximum amount to be collected from the offering was $827,000. A potential investor was required to make a minimum purchase of 10 units at a cost of $5,000, and could purchase additional units in increments of 1 unit ($500), with no maximum purchase limit requirement. All 1,654 units were sold and issued at August 5, 2005 through this offering and remain outstanding at January 31, 2006 and October 31, 2005. The proceeds from this offering are being used to pay for organizational and development costs and expenses the Company has incurred in connection with this project.
As of January 31, 2006 and October 31, 2005, the Company had issued an outstanding 2,172 units held by 77 members in consideration of total capital contributions of $999,665.
     Registration Statement
          The Board of Directors voted to prepare an inter-state public offering with the Securities and Exchange Commission and various states. The Offering is for up to a maximum of 30,250 additional units for sale at $1,000 per unit ($30,250,000). The potential investor must submit a 10% deposit with their subscription agreement and execute a promissory note for the remaining balance due upon 30 days notice from the Board of Directors.
          The Company must also obtain a written debt financing commitment for the debt needed to complete the development and construction of the proposed 30 million gallon biodiesel plant and provide sufficient working capital for initial start-up.
Note 5: Property, Plant and Equipment
          The cost of property, plant and equipment at January 31, 2006 and October 31, 2005 is as follows:

	Life in
	Years	Cost
Furniture and Fixtures	3-7	$2,049
     Our cost of land for $190,000 is discussed below.

Notes to Financial Statements (Continued)
Note 6: Notes Payable
          The Company entered into an installment agreement on August 18, 2005 for the purchase of approximately 20 acres of land near Osceola, Iowa for the potential transportation facility. Under the terms of the agreement, the Company paid $10,000 at closing, and the remaining balance will be paid over three years. The contract bears an 8% interest rate, and is payable in $10,000 installments due on August 20 of each year with a balloon payment of the remaining contract balance due on August 20, 2008.
          During September 2005, the Company was approved for a $100,000 forgivable loan and a $300,000 interest free loan from the Iowa Department of Economic Development. No amounts have been drawn on these available loans as of January 31, 2006.
          Aggregate annual maturities of long-term debt outstanding at January 31, 2006 are as follows:

Maturity Date
Year Ending
January 31
2007	$10,000
2008	10,000
2009	30,000

50,000

Note 7: Leases
          The Company has an office lease through August 2006. The Company is generally responsible for utilities and services for the office. Rent expense for the office was $900 and $600 for the three month period ended January 31, 2006 and the fiscal year ended October 31, 2005, respectively.
Note 8: Grants
          The Company has applied for various Federal, State and Local grants. To date, the Company has received a total of $30,000 of grants to be used for general business and operating expenses.
          On October 20, 2005, the Company was approved for the Value Added Producer Grant (VAPG) to receive up to $100,000 for use in the planning and development for the plant.
          On October 31, 2005, the Company was approved by the United States Department of Agriculture to receive up to $500,000 for the construction of the plant.
Note 9: Income Taxes
The approximate differences between financial statement basis and tax basis of assets are as follows at October 31, 2005:

Financial statement basis of total assets	$826,217
Start-up costs	232,153
Depreciation and amortization for tax purposes in excess of depreciation and amortization for financial reporting purposes	306

Taxable income basis of total assets	$1,058,676

There were no differences between the financial statement basis and tax basis of the Company’s liabilities.

Note 10: Commitments and Contingencies
     Plant Construction
          On March 2, 2005, the Company entered into a non-binding letter of intent with a contractor for Phase 1 services which include providing advice and assistance with respect to among other things, preliminary engineering, technology, staffing requirements, market and competitor analysis, marketing strategies and support, customer analysis, raw materials and input costing, capitalization requirements, state and federal incentives, risk analysis, review of financial data and projections, organizational analysis and investor presentations. On September 7, 2005, the Company entered into a non-binding letter of intent for Phase 2 services with the same contractor to provide design work, define electrical and mechanical systems, and establish infrastructure and utility requirements. The Company agreed to pay them $150,000 for these services, $50,000 upon signing this agreement and $100,000 upon completion by the consulting firm of the services described above.
          The total cost of the project, including the construction of the biodiesel plant and start-up expenses, is expected to approximate $39,750,000 to $56,305,000 depending on which phase of construction is completed. The Company anticipates funding the development of the biodiesel plant with approximately $20,000,000 to $30,250,000 in equity capital and $18,750,000 to $25,445,000 in debt financing. The amount of debt financing needed depends on the amount of equity raised in the Offering.
     Consulting Contracts
          The Company entered into an agreement with Decatur County Development Corporation to serve as a consultant for the development of the project. Under the agreement, the Company will pay Decatur County Development Corporation $8,000. Dr. William D. Morain, Leon Kessel, Alan Elefson, J.R. Cornett and Randy Layton, all initial directors of the Company, are directors of the Decatur County Development Corporation. In addition, an initial director of the Company is the husband of the executive director of the Decatur County Development Corporation.
          The Company entered into a Consulting Agreement dated March 15, 2005 with Randy Layton, one of the initial directors, to provide consulting and project development services in connection with the development, financing, start-up and construction of the biodiesel plant from March 15, 2005 until December 31, 2005. In exchange for these services, Mr. Layton received consulting fees of $18,866 through October 31, 2005 and an additional $7,917 subsequent to October 31, 2005 through December 31, 2005.
     Land Contracts
          In November 2005, the Company signed a land option agreement with Graceland College to have the option to purchase approximately 80 acres of land for the potential plant site. The Company paid $15,000 for the land option. If the Company exercises the option, the cost of the land will be $198,500. The option will expire on December 31, 2007 but the Company has the right to extend the option for one year if an additional $15,000 is paid. If the option is exercised during the time permitted, the option price will be applied to the purchase price. If the option is not exercised, the option price shall be forfeited.

Notes to Financial Statements (Continued)
Note 11: Additional Related Party Transactions
          On June 29, 2005, the Company entered into an agreement to purchase approximately 13 acres of land near Osceola, Iowa for the potential transportation facility adjacent to the land described in Note 6 from a director of the Company. The Company paid $30,000 as a down payment and made the final payment of $100,000 on October 3, 2005, when they took possession of the land.
Note 12: Subsequent Events
     On February 2, 2006, the Company signed an escrow agreement with Great Western Bank. The Company will pay an advance fee of $1,000. No fee paid by the Company shall exceed the amount of interest on the escrow account.
     On February 23, 2006, the Company entered into a consulting agreement with a marketing group to provide services relating to development of collateral materials, presentation materials, and advertising related to the Company’s equity drive. The Company will pay a range of approximately $197,000 to $282,000 for the services provided.
     On March 13, 2006, the Company entered into an engagement agreement with Ascendant Partners, Inc. to prepare a feasibility study for a transportation facility in Osceola, Iowa. Under the agreement the Company is required to pay $15,000. In March 2006, the Company paid $5,000. The remaining $10,000 will be due upon completion of the feasibility study.

MINIMUM 20,000 UNITS
MAXIMUM 30,250 UNITS

PROSPECTUS
April                     , 2006
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
Through and including ___, 2006 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Directors and officers of Southern Iowa BioEnergy LLC may be entitled to benefit from the indemnification provisions contained in the Company’s Amended And Restated Operating Agreement and the Iowa Limited Liability Company Act. The general effect of these provisions is summarized below.
Our Amended And Restated Operating Agreement provides that to the maximum extent permitted under the Iowa Limited Liability Company Act and any other applicable law, no member or director of Southern Iowa BioEnergy LLC shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or director or both. No director of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, Amended And Restated Operating Agreement, or the Iowa Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Iowa Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the Company. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by the Company in contradiction of the Iowa Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.
Generally, under Iowa law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Iowa law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides. Our Amended And Restated Operating Agreement provides that no member or director of Southern Iowa BioEnergy LLC shall be personally liable for any debt, obligation or liability solely by reason of being a member or director or both.
The principles of law and equity supplement the Iowa Limited Liability Company Act, unless displaced by particular provisions of the Act.
There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$3,236.75
Legal fees and expenses	100,000.00
Consulting Fees	50,000.00
Accounting fees	50,000.00
Blue Sky filing fees	6,600.00
Printing expenses	25,000.00
Advertising	50,000.00
Miscellaneous expenses	15,163.25

Total	$300,000.00

*	All of the above items except the registration fee and blue sky filing fees are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
During the time period ending on May 4, 2005, we issued and sold 518 membership units to our founding members at a purchase price of $333.33 per unit without registering the units with the Securities Exchange Commission. In addition, during the time period ending on August 16, 2005, we issued and sold 1,654 membership units to seed capital investors at a purchase price of $500 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 504 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 504 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $999,665.
ITEM 27. EXHIBITS.

3.1	Articles of Organization of Southern Iowa BioEnergy LLC,

3.2	Amended And Restated Operating Agreement

4.1	Form of Membership Unit Certificate

4.2	Form of Subscription Agreement of registrant

4.3	Escrow Agreement with Great Western Bank dated February 2, 2006.

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters

8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters

10.1	Phase I Agreement between Southern Iowa BioEnergy LLC and REG, dated March 2, 2005.

10.2	Phase II Agreement between Southern Iowa BioEnergy LLC and REG, dated September 7, 2005.

10.3	Installment Real Estate Contract between Southern Iowa BioEnergy LLC, Jack Cooley and Jane Redman, dated June 29, 2005.

10.4	Real Estate Contract between Southern Iowa BioEnergy LLC and Fonda Brodsack, dated August 18, 2005.

10.5	Option to Purchase Agreement between Southern Iowa BioEnergy LLC and Graceland University, dated November 8, 2005.

10.6	Lease Agreement between Southern Iowa BioEnergy LLC and Robert D. Pierce and Greta M. Pierce, dated September 15, 2005.

10.7	Value Added Agricultural Processing Technical Assistance Grant Approval Letter from Iowa Farm Bureau, dated March 14, 2005.

10.8	VAAPFAP Grant Approval from Iowa Department of Economic Development, dated March 18, 2005.

10.9	Letter of Conditions for Renewable Energy Systems/Energy Efficiency Improvements Grant from United States Department of Agriculture, Rural Development, dated September 25, 2005 and Name Change Approval dated October 31, 2005.

10.10	Letter of Conditions and Grant Agreement for Value-Added Producers Grant from United States Department of Agriculture, Rural Development, dated October 20, 2005.

10.11	Memorandum of Understanding regarding ISPB Value-Added Matching Grant from Iowa Soybean Promotion Board, dated May 25, 2005.

10.12	Award Letter for Enterprise Zone and Value-Added Agricultural Products and Processes Financial Assistance Program from Iowa Department of Economic Development, dated October 5, 2005.

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated April 13, 2006

23.2	Consent of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, PLC dated April 13, 2006

ITEM 28. UNDERTAKINGS.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, to undertake that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
     (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
     (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
     (iv) any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lamoni, Iowa on April 13, 2006.

SOUTHERN IOWA BIOENERGY LLC

Date: 4-13-2006	/s/ William T. Higdon William T. Higdon
Chairman, President and Director
(Principal Executive Officer)

Date: 4-13-2006	/s/ Alan Elefson

Alan Elefson
Treasurer and Director
(Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: 4-13-2006	/s/ William T. Higdon William T. Higdon, Chairman, President,
Director (Principal Executive Officer)

Date: 4-13-2006	/s/ Alan Elefson

Alan Elefson, Treasurer, Director
(Principal Financial and Accounting Officer)

Date: 4-13-2006	/s/ Randy F. Layton

Randy F. Layton, Secretary and Director

Date: 4-13-2006	/s/ Leon Kessel

Leon Kessel, Director

Date: 4-13-2006	/s/ J.R. Cornett

J.R. Cornett, Director

Date: 4-13-2006	/s/ William D. Morain

William D. Morain, Director

Date: 4-13-2006	/s/ Jack Cooley

Jack Cooley, Director

Date: 4-13-2006	/s/ J. Scott Sunderman

J. Scott Sunderman, Director